UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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Silicon Laboratories Inc.

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SILICON LABS

2021

Notice of Annual Meeting and Proxy Statement

ANNUAL MEETING OF STOCKHOLDERS

APRIL 21, 2022

LETTER TO THE STOCKHOLDERS

Austin, Texas March 9, 2022

To the Stockholders of Silicon Laboratories Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Laboratories Inc., (“Silicon Labs”) a Delaware corporation, to be held on April 21, 2022, at 9:00 a.m. Central Time in a virtual meeting format only, via the Internet, with no physical in-person meeting, for the purposes described in the Proxy Statement. To participate in the Annual Meeting virtually via the Internet, please visit www.proxydocs.com/SLAB. In order to attend, you must register in advance at www.proxydocs.com/SLAB prior to the deadline of April 19, 2022 at 5:00 p.m. (Eastern Time). Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and to submit questions during the meeting. You will not be able to attend the Annual Meeting in person. During the Annual Meeting, you may submit questions via the question box provided on the virtual meeting website and we will respond to as many inquiries as time permits. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Our Investor Relations team will follow up with individual stockholders to answer appropriate questions received during the Annual Meeting that were not answered due to time constraints. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.

The 2022 Annual Meeting will focus on the items of business listed in the Notice of Annual Meeting of Stockholders and Proxy Statement that follows. We are sending this Proxy Statement to our stockholders on or about March 9, 2022. During the Annual Meeting we will also present a report on Silicon Labs’ performance and operations during 2021.

Whether or not you plan to attend the meeting, your vote is important. Instructions regarding the various methods of voting are contained in the Proxy, including voting by toll-free telephone number or the Internet. If you request and receive a paper copy of the Proxy by mail, you may still vote your shares by fully completing and returning the Proxy. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

R. Matthew Johnson

President, Chief Executive Officer and Director

Silicon Laboratories Inc.

Notice of Annual Meeting of Stockholders

Time	9:00 a.m., Central Time on Thursday, April 21, 2022

Place	Virtually at www.proxydocs.com/SLAB. In order to attend, you must register in advance at www.proxydocs.com/SLAB prior to the deadline of April 19, 2022 at 5:00 p.m. (Eastern Time).

Items of Business

1.  To elect three Class III directors to serve on the Board of Directors until our 2025 annual meeting of stockholders, or until a successor is duly elected and qualified;

2.  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.  To vote on an advisory (non-binding) resolution to approve executive compensation; and

4.  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Voting

We have furnished proxy materials over the Internet where you may read, print and download our Annual Report and Proxy Statement at the investor relations section of our website address, http://www.silabs.com. On or about March 9, 2022, we mailed to our stockholders a notice containing instructions on how to vote and how to access our 2022 Proxy Statement and 2021 Annual Report. The notice also provides instructions on how you can request a paper copy of these documents if you desire. If you received your annual materials via email, the email contains voting instructions and links to the Annual Report and Proxy Statement on the Internet.

Who Can Vote

Only stockholders of record at the close of business on February 25, 2022 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND VOTE YOUR SHARES BY TELEPHONE, BY INTERNET, OR BY COMPLETING, SIGNING, DATING, AND RETURNING A PROXY CARD AS PROMPTLY AS POSSIBLE.

PROXY STATEMENT SUMMARY

This Proxy Statement Summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to stockholders on or about March 9, 2022. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.

2022 Annual Meeting of Stockholders

Date and Time	Location	Record Date

Thursday, April 21, 2022 9:00 a.m., Central Time	Virtually at www.proxydocs.com/SLAB	February 25, 2022

Matters To Be Voted Upon

The following table summarizes the proposals to be voted upon at the 2022 Annual Meeting of Stockholders to be held on April 21, 2022 (the “Annual Meeting”) and the Board’s voting recommendations with respect to each proposal.

Proposals	Board Recommendation	Page Reference

1. Election of Directors	FOR each nominee	3

2. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	14

3. Advisory Vote on Executive Compensation	FOR	16

Director Nominees

	Age	Director Since	Independent	Committee Membership
William G. Bock	71	2011	✓	• Audit (Chair) • Compensation (Member)

Sherri Luther	56	2022	✓

Christy Wyatt	50	2019	✓	• Audit (Member) • Compensation (Member)

Business Highlights

Fiscal 2021 Revenue from Continuing Operations $721M Increased about $210 million, or 41% from 2020, reflecting strong growth.	Gross Margins 59.0% Gross margins up from 57.7% in 2020.

Cash Flows from Operating Activities of Continuing Operations

$91M

We are well-positioned to continue to execute on our capital deployment strategy, including preserving liquidity for strategic M&A opportunities.

Capital Deployment $1.15B In 2021, we executed $1.15 billion in share repurchases, deploying a significant portion of the capital received from the I&A business divestiture.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Committed to Environmental Sustainability, Operational Excellence, People and Communities

Silicon Labs is striving to create a smarter and more connected world. Our products, people and purpose help us address some of the world’s biggest challenges. As a global corporate citizen, we are committed to environmental sustainability, operational excellence, and support for people and communities around the world. Learn more by reading our Corporate Sustainability Report which can be found at https://www.silabs.com/about-us/corporate-responsibility.

Environmental Sustainability

Silicon Labs lessens the environmental footprint of our operations through the following actions that impact technology, processes, and people:

•	Purchase electricity from renewable sources

•	Install energy-friendly products, such as automatic LED lighting, low-flow water equipment and chilled-water AC systems

•	Perform real-time monitoring of electricity usage, recycling bins, reusable drinkware, and battery and electronic disposal bins

•	Reduce travel-related environmental impacts by offering incentives and facilities for mass transit, carpools, electric vehicles, walking and cycling

•	Global adoption of teleconferencing solutions in all sites to reduce unnecessary air travel

Silicon Labs’ solutions help customers develop smart, secure, sustainable applications, including:

•	Smart metering systems to conserve electricity, gas, and water

•	Smart thermostats to reduce energy consumption in homes and buildings

•	Lighting controls for energy-efficient, LED lighting systems

CORPORATE RESPONSIBILITY AND SUSTAINABILITY

•	Battery management systems that extend battery life and reduce landfill waste

•	Low-power trackers to monitor wildlife and poaching in remote locations

Sustainability Achievements:

•	Total energy usage decreased 9 percent and greenhouse gas emissions decreased 29 percent from 2018 to 2021 at our Austin headquarters

•	Achieved a 77 percent landfill diversion rate in Austin headquarters by providing more recycling options, educating employees on recyclable materials, and donating reusable items to local nonprofits

•	Recognized as a Platinum Austin Green Business Leader and Sony Green Partner for our efforts and achievements in sustainability

Operational Excellence

As a fabless semiconductor company, we demand high standards, including business integrity, and respect for human rights and the environment from our suppliers around the world. We strive to ensure that working conditions are safe, workers are treated with respect and dignity, and global manufacturing processes are environmentally and socially responsible by:

•	Adopting and requiring our suppliers to support the Responsible Business Alliance® (RBA®) Code of Conduct (formerly known as EICC Code of Conduct)

•	Prioritizing qualified suppliers who are socially and environmentally progressive

•

Demanding excellence in our quality and environmental performance, as demonstrated through our extensive product and process qualification commitments, including ISO 9001 Quality Management System and ISO 14001 Environmental Management System

Silicon Labs is committed to a conflict-free supply chain. No known conflict minerals in our products directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo or adjoining countries.

Overall, to deliver the highest standard of product quality and meet all environmental regulations and requirements, Silicon Labs maintains a close relationship with our supply chain.

People

We hire the most innovative talent in the world to solve some of the industry’s toughest problems. We are an equal opportunity employer who values diversity. We take pride in our people, and that’s one of the many reasons we have been named the Global Semiconductor Alliance’s Most Respected Public Semiconductor Company among our peers and are a certified Great Place to Work.

Silicon Labs is an equal opportunity employer who values diversity. Specifically, we:

•	Advocate for policies that support human rights, racial justice, and equality in the communities in which we live and work

•	Do not discriminate on the basis of race, religion, color, national origin, gender, sexual orientation, age, marital status, veteran status or disability status

•	Are a multi-national and multi-ethnic workforce, with sites and employees in more than a dozen countries

•	Are committed to fostering a safe and inclusive workplace, and reflect these principles in our employee training and policies

•	Support our employees with programs such as Employee Resource Groups, mentorship circles and sponsorship of women and minority leadership initiatives

•	Actively promote representation in our organization and equity in our recruitment, development and promotion practices

CORPORATE RESPONSIBILITY AND SUSTAINABILITY

•

Offer medical, dental, and vision insurance plans to fit the needs of employees and their families and provide employees access to broad benefit packages including profit sharing, retirement, short and long-term disability insurance coverage, life insurance plans and mental health and wellness plans

•	Maintain a Corporate Governance Policy which provides that women and minority candidates shall be included in the pool from which we select new director candidates

•	Include diversity, equity and inclusion metrics as a component of senior management bonuses

In 2021, we completed our first company-wide inclusion assessment, gaining insights which we used to inform our diversity, equity and inclusion roadmap, employee education, and leadership training. We also launched our inaugural global DEI Council and formed new employee resource groups, providing additional communities of support and allyship for underrepresented team members.

Community Commitment

Silicon Labs’ philanthropy program provides financial, volunteer and in-kind support to promote the advancement of science, technology, engineering and math (STEM) in education and improve quality of life in communities where we operate. Silicon Labs donates a portion of its annual profits to charitable organizations. Our program includes:

•	A corporate match of employee donations to qualified nonprofit organizations

•	Three workdays (24 hours) of paid time off per year for employees to volunteer in their communities

•	Financial grants to organizations offering STEM education programs for underrepresented groups

•	Community service projects in our communities globally and donations to relief efforts when disasters occur

•	Grants in our global sites supporting critical causes locally

•	A Global Month of Service, an annual company-wide volunteer and giving campaign

•	An employee philanthropy and community board service program to encourage leadership development and service

Notable 2021 Community Contributions:

•	We provided more than $250,000 towards grants to increase STEM education and technology access for underrepresented groups.

•	U.S. employees donated more than $230,000 to qualified nonprofits which was doubled with a corporate match for a total in excess of $460,000 in employee-directed donations.

•	We partnered with IIIT Hyderabad to open a new Smart City Living Lab for research and development to improve safety, sustainability, energy efficiency, and overall quality of life in cities.

Board Oversight of Sustainability and Corporate Responsibility

Environmental, Social, and Corporate Governance (ESG) efforts at Silicon Labs are led by the ESG Steering Committee, which is comprised of employees. The Committee has senior management sponsorship from the Chief Financial Officer, Chief Legal Officer, Chief Marketing Officer and Chief People Officer. On a quarterly basis, senior management report on key ESG activities to the Board’s Nominating and Governance Committee. The Compensation Committee has included ESG measures, such as diversity, equity and inclusion goals, as a component of senior management compensation.

More information about Corporate Responsibility and Sustainability at Silicon Labs can be found at https://www.silabs.com/about-us/corporate-responsibility. A full Corporate Sustainability Report can be found in the Corporate Responsibility and Sustainability section of our website at www.silabs.com.

PROXY STATEMENT

Matters to be Considered at Annual Meeting

Silicon Laboratories Inc. Proxy Statement

Annual Meeting of Stockholders to be held on April 21, 2022

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Silicon Laboratories Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 21, 2022 at 9:00 a.m. Central Time and which will be conducted virtually via a live webcast at www.proxydocs.com/SLAB, or at any adjournment thereof. On or about March 9, 2022 we mailed to our stockholders a notice containing instructions on how to vote and how to access our 2022 Proxy Statement and 2021 Annual Report.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. On February 25, 2022, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 38,159,727 shares of our common stock were outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on February 25, 2022. The presence, or representation by proxy, of the holders of a majority of our shares entitled to vote is necessary to constitute a quorum at the Annual Meeting or at any adjournment thereof. Stockholders may not cumulate votes in the election of directors. The affirmative vote of a majority of the votes cast (including votes cast by proxy) at the Annual Meeting with respect to each director’s election is necessary for the election of such director. The affirmative vote of a majority of our shares present or represented by proxy at the Annual Meeting and entitled to vote will be required to approve Proposals Two and Three. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a Proxy submitted by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter). Abstentions and broker non-votes will be counted as present for purposes of determining a quorum for the transaction of business but will not be counted for purposes of determining whether each proposal has been approved.

Proxies

If the enclosed form of Proxy is properly signed and returned or you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not otherwise specify how the shares represented thereby are to be voted, the Proxy will be voted (i) FOR the election of the directors proposed by the Board of Directors, (ii) FOR the approval of the selection of Ernst & Young LLP as our independent registered public accounting firm and (iii) FOR the approval of an advisory resolution to approve executive compensation. You may revoke or change your Proxy at any time before the Annual Meeting by filing either a notice of revocation or another signed Proxy with a later date with our Corporate Secretary at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701. You may also revoke your Proxy by attending the Annual Meeting and voting during the meeting.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares that are

PROXY STATEMENT

beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by mail and the Internet may be supplemented by a solicitation by telephone or other means by directors, officers, or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit Proxies other than by mail and the Internet.

Deadline for Receipt of Future Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2023 annual meeting of stockholders and in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701, addressed to our Corporate Secretary, not later than November 9, 2022. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) and the procedures set forth in our bylaws. Pursuant to our bylaws, stockholder proposals received after November 9, 2022 will be considered untimely. Unless we receive notice in the manner specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2023 annual meeting of stockholders.

PROPOSAL ONE: ELECTION OF DIRECTORS

Proposal One: Election of Directors

General

The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with staggered three-year terms. Jack Lazar, a Class III Director, notified the Company of his decision not to stand for re-election at the Annual Meeting on December 31, 2021. His tenure as a member of the Board of Directors will be completed at the Annual Meeting. The term of office of the other Class III Directors, William G. Bock, Christy Wyatt and Sherri Luther will expire at this Annual Meeting. Mr. Bock and Mses. Wyatt and Luther have been nominated to continue as Class III Directors. The directors elected as Class III Directors at the Annual Meeting will each serve for a term of three years expiring at the 2025 annual meeting of stockholders, or until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the Proxies will be voted for any nominees who may be designated by our present Board of Directors to fill the vacancies. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below.

Nominees for Class III Directors with a Term Expiring in 2025 (ages as of Annual Meeting date)

William G. Bock, 71

Mr. Bock served as our President from June 2013 to February 2016. He served as Interim Chief Financial Officer and Senior Vice President from February 2013 until June 2013. He had previously served as Senior Vice President of Finance and Administration from July 2011 to December 2011 and as Chief Financial Officer from November 2006 to July 2011. He joined Silicon Labs as a Director in March 2000 and served as Chairman of the Audit Committee until November 2006 when he stepped down from the Board of Directors to assume the Chief Financial Officer role. Mr. Bock rejoined Silicon Labs’ Board of Directors in July of 2011. From 2001 to 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior executive positions with three venture-backed companies, Dazel Corporation, Tivoli Systems and Convex Computer Corporation. Mr. Bock began his career with Texas Instruments. Mr. Bock currently serves as Chairman of the Board of SailPoint Technologies Holding Inc. (NYSE: SAIL), Chairman of the Board of SolarWinds Corporation (NYSE: SWI) and Chairman of the Board of N-able Inc. (NYSE: NABL). Mr. Bock also currently serves on the Board of Tasktop, a private technology company. Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University. Mr. Bock’s extensive financial and executive experience and his in-depth knowledge of Silicon Labs qualifies him to serve as a member of our Board of Directors.

Christy Wyatt, 50

Ms. Wyatt has served as a Director of Silicon Labs since January 2019. She has been the President and Chief Executive Officer (“CEO”) of Absolute Software Corporation, which specializes in self-healing endpoint security technology since November 2018. From August 2016 through November 2018, Ms. Wyatt served as President and Chief Executive Officer of Dtex Systems, a leading user behavior intelligence and insider threat detection company and as a board member from August 2016 through May 2019. Ms. Wyatt also served as a director of Centrify, a leading privileged access management technology company, from February 2016 through August 2018. Previously, Ms. Wyatt served as Chairman, Chief Executive Officer and President of Good Technology Corporation from January 2013 to October 2015 when it was acquired by BlackBerry. Ms. Wyatt has held leadership positions at various high-tech and enterprise companies including Citigroup, Motorola Mobility, Apple and Palm. She was named a “Top 50 Women Entrepreneur in America” by Inc. Magazine, “CEO of the Year” by Information Security Global Excellence Awards and a “Most Influential Women in Wireless” by Fierce Wireless. She is also a board member of Absolute Software Corporation (OTCMKTS: ALSWF) and Quotient Technology, Inc. (NYSE: QUOT). On December 17, 2021, Ms. Wyatt notified the board of directors of Quotient Technology, Inc. that she intends to resign from the board of directors of Quotient Technology, Inc. no later than the 2022 annual meeting of stockholders of Absolute Software Corporation. Ms. Wyatt’s combination of independence and her experience, including experience as an executive officer of technology companies, qualifies her to serve as a member of our Board of Directors.

Sherri Luther, 56

Ms. Luther joined the Silicon Labs Board of Directors in January 2022. She has been the Chief Financial Officer of Lattice Semiconductor (NASDAQ: LSCC), a global leader of low power programmable FPGAs, since January 2019. From 2002 to 2019, she was a senior financial executive at Coherent Inc. (NASDAQ: COHR), most recently serving as Corporate Vice President of Finance where she oversaw large scale acquisitions and provided thought leadership and strategic direction across 40 global sites. Prior to Coherent, she held a number of senior finance and accounting positions at companies including Quantum Corporation, Ultra Network Technologies and Arthur Andersen. She has been recognized for her high ethical and professional standards, and recently received the CFO of the Year Award from the Business Journal in Portland, Oregon. Sherri is a Certified Public Accountant (CPA) and graduated from the Executive MBA Program at Stanford University Graduate School of Business. She holds a Bachelor of Business Administration, with a dual major in Accounting and Finance, from Wright State University. Ms. Luther’s combination of independence and her experience, including experience as an executive in the semiconductor industry, qualifies her to serve as a member of our Board of Directors.

Other Directors

Set forth below is information concerning our other Directors whose term of office continues after this Annual Meeting.

Continuing Class I Directors with a Term Expiring in 2023 (ages as of Annual Meeting date)

Navdeep S. Sooch, 59

Mr. Sooch co-founded Silicon Labs in August 1996 and has served as Chairman of the Board since our inception. From October 2011 to April 2018, he served as the CEO of Ketra, Inc., a private company in the field of solid state lighting. Mr. Sooch served as our Chief Executive Officer from August 1996 to December 2003 and as interim Chief Executive Officer from April 2005 to September 2005. From March 1985 until founding Silicon Labs, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs. Mr. Sooch holds a B.S. in Electrical Engineering from the University of Michigan, Dearborn and an M.S. in Electrical Engineering from Stanford University. Mr. Sooch’s prior experience as our Chief Executive Officer as well as his experience as an executive and a semiconductor designer provide him with extensive insight into our industry and our operations and qualifies him to serve as Chairman of our Board of Directors.

William P. Wood, 66

Mr. Wood has served as a Director of Silicon Labs since March 1997 and as Lead Director from December 2005 to January 2022. Since 2018, Mr. Wood has invested through his family office in early-stage technology companies. Since 2003, Mr. Wood has also served as a general partner of various funds associated with Silverton Partners, a venture capital firm. From 1984 to 2003, Mr. Wood served as a general partner and a special limited partner of various funds associated with Austin Ventures, a venture capital firm. Mr. Wood holds a B.A. from Brown University and an M.B.A. from Harvard University. Mr. Wood’s combination of independence and his experience, including experience as an investor in numerous semiconductor and technology companies, qualifies him to serve as a member of our Board of Directors.

Nina Richardson, 63

Ms. Richardson has served as a Director of Silicon Labs since January 2016. Ms. Richardson is currently a Managing Director of Three Rivers Energy, an energy services company she co-founded in 2004. From February 2013 through February 2015, Ms. Richardson served as the Chief Operating Officer at GoPro. Previously, Ms. Richardson was an operations and management consultant for a diverse group of companies including Tesla Motors, Solaria and TouchTunes Interactive Networks. Ms. Richardson also held a variety of executive positions at Flextronics, including vice president of strategic accounts. Ms. Richardson’s early career included positions at Hughes Aircraft Ground Systems Group and Metcal. Ms. Richardson is a board member of Resideo Technologies, Inc. (NYSE: REZI), a provider of comfort with security solutions; Eargo, Inc. (NASDAQ: EAR), a hearing device provider; Cohu, Inc. (NASDAQ: COHU), a global provider of back-end semiconductor equipment and services; Willow Innovations, Revelle Aesthetics and Exploramed V, privately held companies in biomedical solutions; Tonal, a privately held strength training company and Mythic, a privately held edge computing analog device company. Ms. Richardson served on the board of SGI (formerly traded under NASDAQ: SGI) until its acquisition by Hewlett-Packard, and Callidus Cloud (formerly traded under NASDAQ: CALD), until its sale to SAP and Zayo Group Holdings, Inc. (NYSE: ZAYO). She holds a B.S. in Industrial Engineering from Purdue University and an Executive MBA from Pepperdine University. Ms. Richardson’s combination of independence and her experience, including past experience as an executive officer, qualifies her to serve as a member of our Board of Directors.

Continuing Class II Directors with a Term Expiring in 2024 (ages as of Annual Meeting date)

Matt Johnson, 46

Mr. Johnson has served as a Director and our President and Chief Executive Officer since January 2022 and has also served as our President since April 2021. Mr. Johnson served as our Senior Vice President and General Manager of our Internet of Things business unit from July 2018 until he was promoted to President in April 2021. Before joining Silicon Labs, Mr. Johnson held leadership positions at NXP, Freescale, and Fairchild Semiconductor. Mr. Johnson is dedicated to a strong company culture, innovative product development and operational excellence. He holds a B.S. in Electrical Engineering Technology from the University of Maine and has completed executive programs at Harvard Business School and Stanford University. Mr. Johnson currently serves on the boards of the Dell Children’s Medical Center Foundation, the Global Semiconductor Alliance, and the Semiconductor Industry Association. Mr. Johnson’s intimate knowledge of our company and our industry and his service as our CEO qualifies him to serve as a member of our Board of Directors.

Sumit Sadana, 53

Mr. Sadana has served as a Director of Silicon Labs since April 2015, and as Lead Director since January 2022. Since June 2017, Mr. Sadana has served as Executive Vice President and Chief Business Officer of Micron Technology, Inc. In January 2022, Mr. Sadana also assumed the role of Interim CFO. Prior to this role, Mr. Sadana was the President of Sunrise Capital Management, LLC a technology, M&A and financial consulting/advisory firm from June 2016 to May 2017. Prior to this role, Mr. Sadana served as Executive Vice President and Chief Strategy Officer of SanDisk, a provider of flash-based storage solutions, since September 2012 and also as its General Manager of Enterprise Solutions since April 2015. Mr. Sadana previously served as SanDisk’s Senior Vice President and Chief Strategy Officer from April 2010 to September 2012. Prior to 2010, Mr. Sadana held numerous positions at Freescale Semiconductor and IBM, spanning hardware and software development, operations, strategic planning, business development and general management responsibilities. Mr. Sadana has a B.Tech. in Electrical Engineering from the Indian Institute of Technology (IIT), Kharagpur (India) and an M.S. in Electrical Engineering from Stanford University. Mr. Sadana’s combination of independence and his experience, including experience in the semiconductor industry, qualifies him to serve as a member of our Board of Directors.

Gregg Lowe, 59

Mr. Lowe has served as a Director of Silicon Labs since April 2017. Mr. Lowe is currently President and Chief Executive Officer of Wolfspeed, an innovator of lighting-class LEDs, lighting products and Wolfspeed™ power and radio frequency (RF) semiconductors. From June 2012 through 2015, Mr. Lowe served as President and CEO for Freescale Semiconductor. Mr. Lowe previously served as senior vice president and manager of the Analog business at Texas Instruments (TI). Mr. Lowe joined TI’s field sales organization in 1984, with responsibility for growing the company’s business with automobile manufacturers. In 1990, he moved to Germany eventually leading the European automotive sales force, managing teams and customer relationships in France, Germany, Italy, England and Spain. In 1994, Mr. Lowe returned to the U.S. to manage the marketing organization of TI’s microcontroller business and was later promoted to the business General Manager. Later, he led the Application Specific Integrated Circuit organization, overseeing a worldwide team with design centers and customers on each continent. Mr. Lowe earned a Bachelor of Science degree in electrical engineering in 1984 from Rose-Hulman Institute of Technology in Terre Haute, Indiana. He later received the university’s Career Achievement Award to recognize his accomplishments in the community and within the semiconductor industry. He graduated from the Stanford Executive Program at Stanford University. Mr. Lowe currently serves on the boards of Wolfspeed, The Rock & Roll Hall of Fame in Cleveland, Ohio and St. Edward’s High School in Lakewood, Ohio. Mr. Lowe’s combination of independence and his experience, including experience in the semiconductor industry, qualifies him to serve as a member of our Board of Directors.

PROPOSAL ONE: ELECTION OF DIRECTORS

Board Leadership/Independence

The Board of Directors separates the role of Chairman of the Board from the role of Chief Executive Officer. The Board of Directors has also designated Mr. Sadana as the Lead Director. The Lead Director’s duties include presiding over executive sessions of the Company’s independent directors and serving as principal liaison between the non-employee directors, the Chief Executive Officer and the Chairman of the Board on sensitive issues. The Board believes that the appointment of the Lead Director and the separation of the Chairman and Chief Executive Officer roles currently provides the most efficient and effective leadership model for the Company as it encourages free and open dialogue regarding competing views and provides for strong checks and balances. Specifically, the balance of powers among our Chief Executive Officer, Chairman of the Board and Lead Director facilitates the active participation of our independent directors and enables our Board of Directors to provide more effective oversight of management. The Board of Directors has determined that Messrs. Bock, Lazar, Lowe, Sadana, Sooch and Wood and Mses. Richardson, Wyatt and Luther are each independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. Independent directors met in executive session without the Chief Executive Officer and other non-independent directors present on six occasions during fiscal 2021.

Any member of our Board of Directors may resign at any time by delivering written notice to the Company. When a director resigns, a majority of the directors remaining in office shall have the power to fill the vacancy on the Board of Directors and the director so elected shall hold office for the unexpired portion of the term of the resigned director.

Committees and Meetings

During fiscal 2021, our Board of Directors held a total of ten meetings. Our Board of Directors has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and a Finance Committee. During fiscal 2021, each incumbent director attended or participated in at least 75% of the aggregate of (i) the meetings of the Board of Directors and (ii) the meetings held by all committees of the Board of Directors on which such director served.

Audit Committee. The Audit Committee is responsible for matters relating to the selection of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm, compliance with our accounting and financial policies, and management’s procedures and policies relative to the adequacy of our internal accounting controls. The Committee also reviews the Company’s policies and practices with respect to risk management including cyber security risks. The members of the Audit Committee are Messrs. Bock and Wood and Ms. Wyatt. Mr. Bock serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Bock is qualified as an audit committee financial expert pursuant to Item 407 of Regulation S-K and as a financially sophisticated audit committee member under Rule 5605(c)(2)(A) of the Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has also determined that each of the members of the Audit Committee is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. and Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee held seven meetings during fiscal 2021.

Compensation Committee. The Compensation Committee reviews and approves all compensation to be provided to our executive officers and makes recommendations to the Board of Directors regarding our compensation of directors. In addition, the Compensation Committee has authority to administer our stock incentive and stock purchase plans. The members of the Compensation Committee are Messrs. Bock and Lowe and Ms. Wyatt. Mr. Lowe serves as Chairman of the Compensation Committee. The Board of Directors has determined that each of the members of the Compensation Committee is independent as defined in the applicable

PROPOSAL ONE: ELECTION OF DIRECTORS

Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Compensation Committee reviews and assesses the adequacy of its charter on an annual basis. The Compensation Committee held eight meetings during fiscal 2021.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee focuses on issues related to the composition, practices and operations of the Board of Directors. In addition, the Nominating and Corporate Governance Committee has the authority to consider candidates for the Board of Directors recommended by stockholders and to determine the procedures with respect to such stockholder recommendations. The Committee also reviews issues and developments related to corporate governance, environmental and social matters and recommends associated standards to the Board. The members of the Nominating and Corporate Governance Committee are Messrs. Lowe and Sadana and Ms. Richardson. Ms. Richardson serves as Chairman of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on our Internet website under the “Investor Relations” page. The Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, the Corporate Governance Policy, which is also located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Nominating and Corporate Governance Committee held four meetings during fiscal 2021.

Finance Committee. The Finance Committee reviews and makes recommendations to the Board of Directors regarding the Company’s capital structure, liquidity risk, financial strategies, investment and hedging policies, capital allocation decisions, strategic investments and dispositions, acquisitions and divestitures and similar opportunities for maximizing shareholder value. The members of the Finance Committee are Messrs. Sooch and Wood. Mr. Lazar serves as Chairman of the Finance Committee. The Finance Committee held six meetings during fiscal 2021.

Director Nomination

In evaluating potential director candidates, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Nominating and Corporate Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of the Board of Directors and such other criteria as is deemed relevant by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee includes, and has any search firm that it engages include, women and minority candidates in the pool from which the Committee selects director candidates. The Company’s Corporate Governance Policy (approved by the Board of Directors) provides that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and skills. The Company does not have any other formal policy with respect to the diversity of our directors. The Nominating and Corporate Governance Committee considers the effectiveness of this policy and the effectiveness of the Board of Directors generally in the course of nominating directors for election.

PROPOSAL ONE: ELECTION OF DIRECTORS

Skills & Expertise
Competencies	Bock	Johnson	Lowe	Luther	Richardson	Sadana	Sooch	Wood	Wyatt
Industry Experience	●	●	●	●	●	●	●	●	●
Technology – hardware		●	●	●		●	●
Technology – software	●	●		●		●		●	●
Public Company Executive Leadership	●	●	●	●	●	●	●		●
Financial Literacy and Capital Allocation and M&A	●		●	●		●		●
Talent and Culture	●		●		●				●
Global Business and Supply Chain			●	●	●		●
Cyber Security and Risk Management				●				●	●
Background
Gender/Age/Tenure	Bock	Johnson	Lowe	Luther	Richardson	Sadana	Sooch	Wood	Wyatt
Gender Identification	Male	Male	Male	Female	Female	Male	Male	Male	Female
Years on the Board	11		5		6	7	26	25	3
Age	71	46	59	56	63	53	59	66	50

Ethnicity
Asian-Pacific Islander						●	●
White – Caucasian	●	●	●	●	●			●	●

Competencies	Value to Silicon Labs

Industry Experience	Experience in the semiconductor industry provides relevant understanding of our business, strategy, and marketplace dynamics.

Technology — Hardware	Our mixed signal technology is used in a wide variety of products and technologies. Experience in hardware technologies helps us to evaluate product strategies.

Technology — Software	Increasingly, software applications are critical to the success of our business. Experience in software technologies helps us evaluate development, product security, and business models.

Public Company Executive Leadership	Public company executive experience provides important understanding of leadership, governance and best practices.

Financial Literacy, Capital Allocation and M&A

We are often involved in complex financial transactions and operate in a dynamic M&A environment. Our position as a public company benefits from strong financial oversight and knowledge of financial and accounting principles.

Talent and Culture

Experience and knowledge of best practices in the areas of talent and culture support our goals to recruit, retain and maintain a diverse, inclusive and engaged highly-skilled workforce in a competitive environment.

Global Business and Supply Chain	With global operations and customers in several countries, global business and supply chain expertise helps us understand opportunities and challenges.

Cyber Security and Risk Management	These competencies are critical in overseeing our enterprise risk program and cyber threats to our product, and the security of our assets and operations.

PROPOSAL ONE: ELECTION OF DIRECTORS

In identifying potential director candidates, the Nominating and Corporate Governance Committee considers recommendations made by current directors and officers. In addition, the Nominating and Corporate Governance Committee may engage a third-party search firm to identify and recommend potential candidates. The Nominating and Corporate Governance Committee includes, and has any search firm that it engages include, women and minority candidates in the pool from which the committee selects new director candidates. Finally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee must provide written notice not later than November 9, 2022 to the Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residence address of the recommended candidate, (ii) the principal occupation or employment of such recommended candidate, (iii) the class and number of shares of the corporation which are beneficially owned by such recommended candidate, (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors.

In addition, such notice must contain (i) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such nomination, (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder, (iv) any material interest of the stockholder in such recommendation and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend our annual meetings of stockholders if practicable. All of the directors in office at the time of the virtual annual meeting of stockholders held on April 22, 2021 attended such meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

Stockholder Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication and (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is deemed unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. Our Code of Business Conduct and Ethics is located on our website under the “Investor Relations” page. Our website address is http://www.silabs.com.

Risk Management

Our Board of Directors oversees our management, which is responsible for the day-to-day issues of risk management. Such oversight is facilitated in large part by the Audit Committee, which receives reports from management, the internal audit team, the Chief Information Officer, the Chief Security Officer and the Company’s independent registered public accounting firm. In addition, members of management (including the Chief Executive Officer, Chief Financial Officer and Chief Legal Officer) may also report directly to the Board of Directors on significant risk management issues.

Director Compensation and Indemnification Arrangements

Our 2009 Stock Incentive Plan, as approved by our stockholders, limits to $750,000 in each calendar year, the maximum grant date fair value of awards payable in our common stock and cash compensation for all services as an independent director that may be provided to each of our independent directors. Under the 2009 Stock Incentive Plan, on the date of the 2021 annual meeting of stockholders, the Board of Directors granted each non-employee director a Restricted Stock Unit (“RSU”) award covering a number of shares of the Company’s common stock equal to $180,000 (or $235,000 for the Chairperson of the Board) divided by the average closing price of the Company’s common stock during the 30 trading days ending on the second trading day preceding the grant date; provided that any former employee of the Company must have served as a non-employee director for at least six months in order to receive such award. Accordingly, as Chairman of the Board, Mr. Sooch received a grant of 1,623 RSUs and Messrs. Bock, Lazar, Lowe, Sadana, Wood and Mses. Richardson and Wyatt each received a grant of 1,243 RSUs on the date of the 2021 annual meeting of stockholders. The RSU awards require no purchase price payment and will vest on approximately the first anniversary of the date of grant.

During 2021, we paid our non-employee directors cash compensation consisting of (i) $55,000 per person per year, (ii) an additional $25,000 per year for the Chairman of the Audit Committee, (iii) an additional $9,000 per year for each Audit Committee member (excluding the Chairman), (iv) an additional $25,000 per year for the Chairman of the Compensation Committee, (v) an additional $9,000 per year for each Compensation Committee member (excluding the Chairman), (vi) an additional $10,000 per year for the Chairman of the Nominating and Corporate Governance Committee, (vii) an additional $5,000 per year for each Nominating and Corporate Governance Committee member (excluding the Chairman), (viii) an additional $20,000 per year for the Lead Director (ix) an additional $10,000 per year for the Chairman of the Finance Committee, (x) an additional $5,000 per year for each

PROPOSAL ONE: ELECTION OF DIRECTORS

Finance Committee member (excluding the Chairman) and (xi) an additional $20,000 per year for the Chairman of the Board. Payments under the cash compensation plan are generally paid in equal quarterly installments on the last day of each fiscal quarter.

Cash compensation was pro-rated if the individual served less than the full year in a position.

Our certificate of incorporation limits the personal liability of our directors for breaches by them of their fiduciary duties. Our bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with all of our directors and have purchased Director and Officers liability insurance.

In addition to the above compensation, we also reimburse non-employee directors for all reasonable out-of-pocket expenses incurred for attending board and committee meetings.

The following table provides summary information on compensation earned by each non-employee member of our Board of Directors in fiscal 2021.

Director Compensation Table for Fiscal 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

William G. Bock	81,616	179,800	261,416

Jack R. Lazar	70,865	179,800	250,665

Gregg Lowe	85,000	179,800	264,800

Nina Richardson	67,769	179,800	247,569

Sumit Sadana	59,981	179,800	239,781

Navdeep S. Sooch	81,250	234,767	316,017

William P. Wood	89,000	179,800	268,800

Christy Wyatt	71,769	179,800	251,569

(1)

Amounts shown do not reflect compensation actually received by the director but represent the grant date fair value as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). The assumptions underlying the calculation are discussed under Note 16, Stock-Based Compensation, of the Company’s Form 10-K for the fiscal year ended January 1, 2022.

RECOMMENDATION OF THE BOARD OF DIRECTORS OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS III DIRECTORS AS LISTED ABOVE.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Ernst & Young LLP has audited our financial statements since our inception in 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal 2021 and 2020:

	2021 ($)	2020 ($)

Audit fees	1,021,500	1,014,900

Audit-related fees	5,400	2,500

Tax fees	126,400	134,200

All other fees	2,800	5,300

Total	1,156,100	1,156,900

Audit Fees. Audit fees relate to services rendered in connection with the audits of the annual consolidated financial statements and internal control over financial reporting included in our Form 10-K, the quarterly reviews of financial statements included in our Form 10-Q filings, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and statutory audits required internationally.

Audit-Related Fees. Audit-related fees include services for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to mergers and acquisitions.

Tax Fees. Tax fees include services for tax compliance, research and technical tax advice.

All Other Fees. All other fees include the aggregate fees for products and services provided by Ernst & Young LLP that are not reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings. If the Chairman so approves any such engagements, he or she will report that approval to the full Audit Committee at its next meeting. During fiscal 2021, all such services were pre-approved in accordance with the procedures described above.

Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of Ernst & Young LLP.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the appointment of Ernst & Young LLP is being submitted to the stockholders for ratification. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

RECOMMENDATION OF THE BOARD OF DIRECTORS

UPON THE RECOMMENDATION OF OUR AUDIT COMMITTEE, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal Three: Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, enables our stockholders to vote annually to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission.

This vote is advisory, and, therefore, not binding on the Company, the Compensation Committee, or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of the Named Executive Officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain the Named Executive Officers, who are critical to our success. Under this program, the Named Executive Officers are rewarded for the achievement of strategic and operational objectives and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis and the accompanying compensation tables beginning on page 24 of this Proxy Statement for additional information about our executive compensation program, including information about the compensation of the Named Executive Officers in fiscal 2021.

The Compensation Committee regularly reviews our executive compensation program to ensure that it achieves the desired goal of aligning our executive compensation structure with the interests of our stockholders and current market practices.

We are asking our stockholders to indicate their support for the compensation of the Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. Please note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed in this Proxy Statement is hereby approved.”

RECOMMENDATION OF THE BOARD OF DIRECTORS OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE ABOVE RESOLUTION.

OTHER MATTERS

Other Matters

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

Ownership of Securities

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of February 15, 2022 by (i) all persons who were beneficial owners of five percent or more of our common stock, (ii) each director and nominee for director, (iii) the named executive officers in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and (iv) all then current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)
G. Tyson Tuttle(3)	239,579	*
R. Matthew Johnson	3,660	*
John Hollister	44,046	*
Brandon Tolany(4)	35,398	*
Sandeep Kumar	42,550	*
Navdeep S. Sooch	396,300	1.04%
William G. Bock	30,976	*
Jack R. Lazar	9,223	*
Gregg Lowe	7,012	*
Nina Richardson	6,152	*
Sumit Sadana	2,038	*
William P. Wood	36,576	*
Christy Wyatt	4,225	*
Sherri Luther	—	*
Entities deemed to be affiliated with BlackRock, Inc.(5)	5,656,083	14.78%
Entities deemed to be affiliated with The Vanguard Group(6)	3,944,768	10.31%
Entities deemed to be affiliated with FMR LLC(7)	6,041,136	15.79%
All directors and executive officers as a group (13 persons)(8)	618,156	1.61%
Total Beneficial Ownership	16,499,722	42.99%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 400 West Cesar Chavez, Austin, Texas 78701.
(2)

Percentage of ownership is based on 38,264,453 shares of common stock outstanding on February 15, 2022. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after February 15, 2022 and shares of common stock subject to restricted stock units which will become vested within 60 days after February 15, 2022 are deemed outstanding for computing the percentage for the person or group holding such awards but are not deemed outstanding for computing the percentage for any other person or group.

(3)	Includes 100,000 shares issuable upon exercise of stock options.
(4)	Includes 18,270 shares issuable upon exercise of stock options.
(5)	Pursuant to a Schedule 13G/A dated February 8, 2022 filed with the SEC, BlackRock, Inc. reported that as of December 31, 2021 that its address is 55 East 52nd Street, New York, New York 10055.
(6)

Pursuant to a Schedule 13G/A dated February 10, 2022 filed with the SEC, The Vanguard Group reported that as of December 31, 2021 it and certain related entities had sole dispositive power over 3,830,549 shares, shared voting power over 76,485 shares, and shared dispositive power over 114,219 shares and that its address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

OWNERSHIP OF SECURITIES

(7)

Pursuant to a Schedule 13G/A dated February 9, 2022 filed with the SEC, FMR LLC reported that as of December 31, 2021 it and certain related entities had sole voting power over 2,726,577 shares and sole dispositive power over 6,041,136 shares and that its address is 245 Summer Street, Boston, Massachusetts 02210.

(8)	Includes 18,270 shares issuable upon exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased Director and Officers liability insurance. In addition, our certificate of incorporation limits the personal liability of the members of our Board of Directors for breaches by the directors of their fiduciary duties.

Policies and Procedures with Respect to Related Party Transactions

Our Audit Committee Charter requires that the members of our Audit Committee, all of whom are independent directors, review and approve all related party transactions as described in Item 404 of Regulation S-K promulgated by the SEC. We have also adopted a written policy regarding the approval of all related party transactions. Under such policy, each of our directors and executive officers must notify the Corporate Secretary (who, in turn, will provide such information to the Audit Committee) of any proposed related party transactions. To assist with the identification of potential related party transactions, we solicit information through questionnaires in connection with the appointment of new directors and executive officers and on an annual basis with respect to existing directors and executive officers. The Chairman of the Audit Committee is delegated the authority to approve or ratify any related party transactions in which the aggregate amount involved is expected to be less than $1 million per year. All other proposed related party transactions are subject to approval or ratification by the Audit Committee except for certain categories of transactions that are deemed to be pre-approved by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee and the Chairman, if applicable, will take into account, among other factors deemed appropriate, whether the related party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Code of Business Conduct and Ethics requires our executive officers and directors to disclose any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest. No executive officer may work, including as a consultant or a board member, simultaneously for us and any competitor, customer, supplier or business partner without the prior written approval of our Chief Financial Officer or legal department. Furthermore, executive officers are encouraged to avoid any direct or indirect business connections with our competitors, customers, suppliers or business partners.

Pursuant to our Corporate Governance Policy, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with their service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests, or gives the appearance of a conflict. In addition, directors should inform the Chairman of our Nominating and Corporate Governance Committee prior to joining the board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

Director Independence

See the subsection entitled “Committees and Meetings” in the section of this Proxy Statement entitled “Proposal One: Election of Directors.”

AUDIT COMMITTEE REPORT

Audit Committee Report

The following is the report of the Audit Committee with respect to the audit of the fiscal 2021 consolidated financial statements of Silicon Laboratories Inc. (the “Company”):

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. Additionally, the independent registered public accounting firm is responsible for performing an independent audit of the Company’s internal control over financial reporting and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements in the Annual Report were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements in the Annual Report with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm, Ernst & Young LLP, the required communications specified by auditing standards together with guidelines established by the Securities and Exchange Commission and the Sarbanes-Oxley Act.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee reviewed non-audit services provided by its independent registered public accounting firm for the last fiscal year and determined that those services are not incompatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of the representation of management and the reports of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

William G. Bock (Chairman)

William P. Wood

Christy Wyatt

EXECUTIVE OFFICERS

Executive Officers

Set forth below is information regarding the executive officers of Silicon Labs as of February 15, 2022 (ages as of Annual Meeting date).

Name	Age	Position
R. Matthew Johnson	46	President, Chief Executive Officer and Director
John Hollister	52	Senior Vice President and Chief Financial Officer
Brandon Tolany	47	Senior Vice President of Worldwide Sales & Marketing
Sandeep Kumar, PhD	57	Senior Vice President of Worldwide Operations

R. Matthew Johnson has served as a Director and our President and Chief Executive Officer since January 2022. He served as our Senior Vice President and General Manager of Silicon Labs’ Internet of Things (IoT) business unit from July 2018 until he was promoted to President in April 2021. Prior to joining Silicon Labs, Mr. Johnson served as Senior Vice President and General Manager of automotive processing products and software development at NXP Semiconductors. Mr. Johnson holds a B.S. in Electrical Engineering Technology from the University of Maine and has completed executive programs at Harvard Business School and Stanford University. Mr. Johnson also serves on the Board of Trustees for Dell Children’s Foundation, the Global Semiconductor Alliance and the Semiconductor Industry Association.

John Hollister has served as our Senior Vice President and Chief Financial Officer since June 2013. Prior to this role, Mr. Hollister was our Vice President, Business Development since April 2012 and also served as our Chief Information Officer from November 2012 to June 2013. Mr. Hollister served as our Vice President, Manufacturing and Asia Operations from November 2009 to April 2012. From April 2007 to October 2009, he was Managing Director, Asia Operations. Mr. Hollister joined Silicon Labs in 2004 and held financial management positions until April 2007. Prior to joining Silicon Labs, Mr. Hollister’s experience included Vice President of Finance at Cicada Semiconductor as well as various finance positions at Cirrus Logic, Veritas DGC, 3-D Geophysical and PricewaterhouseCoopers LLP. Mr. Hollister is a Certified Public Accountant and has a master’s degree in Accounting and a bachelor’s degree in Business Administration from the University of Texas at Austin. Mr. Hollister also serves as a board member for Macrofab and previously served on the Board of the Central Texas Chapter of the American Red Cross.

Brandon Tolany has served as our Senior Vice President of Worldwide Sales and Marketing since January 2016. Prior to joining Silicon Labs, Mr. Tolany served as Senior Vice President, Chief Sales and Marketing Officer at Freescale Semiconductor where he led global sales and marketing activities from 2013 to 2015. During his tenure at Freescale, Brandon progressed in a range of leadership positions including Vice President of Global Marketing for Microcontrollers and Director of Sales and Field Application Engineering for Freescale’s Americas West Region. Mr. Tolany started his career at Freescale in 2004 as a marketing manager for the i.MX applications processor product line. Prior to joining Freescale, Mr. Tolany was Director of Sales and Business Development for Luminent where he led global marketing efforts. He also served as a product manager at Mitsubishi Electric. Mr. Tolany holds a bachelor’s degree in Communications from the University of Texas at Austin. Mr. Tolany also serves as a board member for the Rosedale Foundation.

Sandeep Kumar, PhD has served as our Senior Vice President of Worldwide Operations since July 2013. He previously served as Vice President of Operations Engineering from September 2009 to July 2013. He joined Silicon Labs in July 2006 and is responsible for worldwide operations. His team includes the manufacturing teams, product and test engineering, quality assurance, failure analysis, as well as the prototype production and reliability test labs; and works closely with the technology organization in driving the process and package engineering

EXECUTIVE OFFICERS

strategies. Dr. Kumar’s group drives the company technology strategy and supplier choices. Prior to joining Silicon Labs, Dr. Kumar managed global test engineering teams and was responsible for worldwide product and test engineering for the storage business at Agere Systems, Lucent Technologies and AT&T Bell Labs. Dr. Kumar has a bachelor’s degree in Electrical Engineering from the Indian Institute of Technology in Bombay, a M.S. in Electrical Engineering from the University of Evansville in Indiana and a Ph.D. in Electrical Engineering from Lehigh University. He serves on the Electrical and Computer Engineering Department’s Industry Advisory Council for Southern Illinois University in Carbondale, IL.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2021 compensation program for our principal executive officer, principal financial officer and three other most highly compensated executive officers. For 2021, these individuals were:

•	G. Tyson Tuttle, who served as our Chief Executive Officer until his resignation at the end of 2021

•

R. Matthew Johnson, our current President and Chief Executive Officer, who served as our Senior Vice President and General Manager of IoT until April 2021 and as our President for the remainder of 2021

•	John Hollister, our Senior Vice President and Chief Financial Officer (“CFO”)

•	Brandon Tolany, our Senior Vice President of Worldwide Sales

•	Sandeep Kumar, our Senior Vice President of Worldwide Operations

We refer to these executive officers collectively in this Proxy Statement as the “Named Executive Officers” or “NEOs.”

Here, we describe the material elements of our compensation program for the Named Executive Officers during 2021 as administered by the Compensation Committee. This analysis also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices, for our Named Executive Officers. Finally, we explain how and why the Compensation Committee arrived at the specific compensation decisions for our Named Executive Officers in 2021 and discuss the key factors that the Compensation Committee considered in determining their compensation.

2021 Business Results

2021 was a year of significant strategic transformation for us as we divested the Infrastructure & Automotive business to Skyworks Solutions in a $2.75 billion all-cash transaction in July 2021. The transaction positions us as a leading pure-play company focused exclusively on the Internet of Things (IoT) market. On a continuing operations basis, total revenue increased 41% from 2020 to $721 million, with strong growth from our wireless products, despite industry-wide supply chain challenges. Our pure-play IoT focus positions us to capture increasing market opportunities as we enter 2022.

We continue to see record design win activity in 2021, which increased 44% year-on-year in expected lifetime revenue, and our total sales funnel stands at $14 billion, even greater than where it stood prior to the divestiture. We had GAAP gross margins of 59.0% in 2021, up from 57.7% in 2020, reflecting a favorable mix from our proprietary wireless portfolio as well as the early effects of product price increases intended to offset actual and anticipated input cost increases. GAAP operating loss and loss from continuing operations for the year decreased from 2020 due to higher revenue and gross margin, offset in part by a 14% year-on-year increase in operating expenses. Net interest income decreased slightly from 2020, primarily due to lower interest income due to the continued low yield environment for our cash and short-term investments. Headcount at the end of the year was 1,667, and grew approximately 12% over 2020, excluding the impact of the divestiture, due to continued hiring and expansion, particularly with respect to our software resources.

We continued our long record of generating positive cash flow from operations. In 2021, operating cash flow from continuing operations of $91 million along with the net proceeds from the divestiture enabled us to repurchase $1.15 billion of our shares. We ended the year with approximately $2.0 billion in cash, cash equivalents and investments. We are well-positioned to continue to execute on our capital deployment strategy, including preserving liquidity for strategic M&A opportunities.

COMPENSATION DISCUSSION AND ANALYSIS

2021 Business Highlights

•

We produced record 2021 revenue despite pervasive supply chain challenges across the entire industry. We also saw record design win activity in 2021, which increased 45% year-on-year in expected lifetime revenue, providing validation of our strategic decision in transitioning to a pure-play IoT focused company.

•

IoT revenue increased 41% year-on-year. Wireless represents over 70% of total IoT revenue and continues to be an important long-term growth driver. Growth in wireless was significant across all our wireless protocols, with particular strength in Wi-Fi and our proprietary portfolios, growing 84% and 70% year-on-year respectively. We continue to deliver innovative products to the market, most recently with the release of our BG24 and MG24 families of wireless SoCs which bring artificial intelligence and machine learning acceleration and wireless high performance to battery-powered edge devices. These highly differentiated offerings also provide PSA Level 3 Secure Vault™ protection, extending our leadership in edge security.

•

We continued to scale our design center in Hyderabad, India, adding more than 100 employees during the year. We also hired Dr. Manish Kothari who leads our global software organization and is the site leader for our Indian operations.

•	Worldwide distribution revenue was 81% of 2021 revenue with strong growth across all regions, particularly in Europe and Asia.

•	Revenue from our top ten customers was 21%, and no single customer was greater than 5% of total revenue.

Significant Executive Compensation Actions

Our Compensation Committee, which consists entirely of independent directors, sets the compensation of our Named Executive Officers. In 2021, the Compensation Committee took the following actions with respect to the compensation of our Named Executive Officers:

•

In connection with Mr. Johnson’s promotion to President on April 22, 2021, Mr. Johnson received a base salary increase of 9%, a target bonus percentage increase from 80% to 100%, and a one-time incentive compensation award in the form of Performance Stock Units (“PSUs”).

•	In connection with Mr. Johnson’s promotion to CEO on January 2, 2022, he received a one-time incentive compensation award in the form of PSUs.

•	Apart from such promotions, no other base salary increases were provided to our Named Executive Officers in 2021.

•

Approved annual cash incentive bonus targets with 45% tied to revenue, 45% tied to operating income and 10% tied to diversity, equity and inclusion metrics as part of our overall ESG initiatives. Such targets were revised following the I&A divestiture.

•

Approved long-term incentive compensation, consisting of a combination of Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”) to align our executives’ incentives with our stockholders, retain key employees, and reward performance.

•

For retention purposes during company transformation resulting from the divestiture and the leadership transition, approved additional long-term incentive compensation for Messrs. Johnson, Hollister, Tolany, and Kumar in the form of additional PSUs.

COMPENSATION DISCUSSION AND ANALYSIS

Significant Corporate Governance Standards

We have endeavored to maintain high standards in our executive compensation and governance practices. The following policies were in effect in 2021:

•	We do not provide excise tax gross-ups in the event of a change in control.

•

We have stock ownership guidelines for our CEO requiring him to hold Silicon Labs equity with a value equal to five times his base salary and for our CFO requiring him to hold three times his base salary following a phase-in period. Other executive officers are required to hold equity with a value two times their base salary following a phase-in period.

•	We have stock ownership requirements for our Directors requiring them to hold Silicon Labs equity with a value equal to three times their annual cash retainer following a phase-in period.

•	We restrict hedging and pledging of Company securities.

•	All employee change in control agreements contain double trigger (rather than single trigger) change in control provisions.

•

We do not provide significant perquisites or other personal benefits to our executive officers. Other than an annual physical examination paid by the Company, our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time employees.

•	The roles of Chairman of the Board and Chief Executive Officer are separated. Our Board also includes the position of Lead Independent Director.

•	We do not offer retirement plans or nonqualified deferred compensation plans to our executive officers, other than the 401(k) retirement plan offered to all salaried full-time employees.

•	The compensation consultant engaged by the Compensation Committee does not provide any other services to the Company.

•

We conduct an annual review of our compensation programs for executive officers and other employees to assess the level of risk associated with those programs and the effectiveness of our policies and practices for monitoring and managing these risks.

•

We have a recoupment (or claw-back) policy to provide for recovery of incentive compensation from any executive officer whose fraud or willful misconduct results in a restatement of our financial results.

Compensation Philosophy

Our executive compensation program supports our long-term strategic and operational goals. It is intended to attract, motivate, and retain talented individuals to serve as our executive officers. The Compensation Committee designs the various components of our executive compensation program to be market competitive and support growth and profitability objectives while remaining aligned with our culture.

We hold our executives to high performance standards and our compensation arrangements for our CEO and other Named Executive Officers are designed to deliver competitive base pay and attractive incentive opportunities if performance is outstanding while delivering significantly lower actual compensation when performance is below our rigorous standards. To this end, a significant portion of target compensation for our executives is designed to be at risk.

Salaries are compared not only to our peer group listed below, but also to data from Radford Technology survey. Our target for salaries, considering data from each source, is market competitive. Our annual cash incentive plan, discussed below, is based solely on achieving corporate targets. This plan targets above-market

COMPENSATION DISCUSSION AND ANALYSIS

awards when the Company is performing well and places cash incentives at risk when performance targets are not achieved. See also “Annual Cash Incentive Bonus” below.

Our equity program includes time-vesting restricted stock units (RSUs), PSUs, and market stock units (MSUs) that are intended to incentivize achievement of high performance standards. Our performance-based MSUs require significant levels of performance measured by our total shareholder return (or “TSR”) relative to the TSRs of a group of benchmark companies consisting of publicly traded companies included in the Philadelphia Semiconductor Index (“XSOX” or “Index”) and our peer group of companies listed under “Compensation Setting Process – Competitive Positions” below. In 2021, we moved away from our performance-based MSU program to a performance-based PSU program, more appropriate during the period of our company’s transformation and transition to a new business model. Our PSUs also require significant levels of performance, measured by our achievement against our stated financial model and growth targets. These program design changes were made in consultation with our compensation consultant.

This approach provides a strong alignment between pay-for-performance, operational results and retention of key executive talent. The design appropriately establishes a clear focus on achieving our financial objectives. As such, our compensation program provides modest compensation when longer-term performance is below expectations. We believe that this approach optimally aligns the interests of management and our stockholders and results in the greatest emphasis on long-term stockholder value creation. For more information on the design of our equity programs and for awards granted in 2021, see “Long-term Incentives Equity Awards” below.

Compensation-Setting Process

Role of Compensation Committee. The Compensation Committee is responsible for administering our executive compensation program, as well as determining and approving the compensation for our Named Executive Officers. The Compensation Committee regularly reports to our Board of Directors on its deliberations and actions.

The Compensation Committee uses a balanced approach to set the compensation of our executive officers, with each primary direct component of compensation (base salary, annual cash incentive bonus, and long-term incentive compensation) designed to play a specific role. The Compensation Committee determines the compensation of each executive officer with respect to each compensation component based, in part, on its own analysis of competitive market data and the recommendations of our CEO, both as described below. Additionally, the Compensation Committee periodically reviews whether our compensation policies and practices create any risks reasonably likely to have a material adverse impact on the Company and the steps that have or should be taken to monitor and mitigate such risks.

The Compensation Committee exercises its own judgment in making its compensation decisions and may accept or reject our CEO’s recommendations. In addition, the Compensation Committee receives input from its compensation consultant and meets in executive session (without our CEO present) prior to making its final determinations regarding compensation.

Differences in compensation among our executive officers are the result of the Compensation Committee’s exercise of its judgment, following its review of our CEO’s recommendations, its analysis of competitive market data and its consideration of overall Company performance, competitive pressures, business conditions and the potential financial impact of compensation decisions, including share ownership dilution. Pay decisions are based on competitive market data from the compensation consultant and a variety of other factors, including level of performance, the vesting and value of outstanding equity awards, each individual’s tenure, prior experience, distinctive value to the Company, variances in job responsibilities relative to similarly titled officers at other companies and the Compensation Committee’s determination of the appropriate mix of compensation elements (including base salary, cash incentives and equity incentives).

COMPENSATION DISCUSSION AND ANALYSIS

In determining the compensation of our CEO, the Compensation Committee consults with the other independent members of our Board of Directors, assesses our CEO’s individual performance and considers competitive market data and the other factors described above.

For our Named Executive Officers, the Committee targets market median for base salaries and targets greater than market total direct compensation (i.e. including incentive compensation) when our stringent performance targets are achieved. The factors described above provide the framework for compensation decision-making for each Named Executive Officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable.

The Committee also noted that our stockholders approved our executive compensation practices pursuant to the advisory vote at our 2021 annual stockholders meeting and the Committee believes that our compensation practices are at least as favorable to the Company as those that were previously approved.

Role of Management. In carrying out its responsibilities, the Compensation Committee works with members of our management, including our CEO. Typically, our management assists the Compensation Committee by providing information on Company performance and its perspective on compensation matters. Our CEO generally attends Compensation Committee meetings (except with respect to discussions involving his own compensation or other executive sessions of the committee).

Our CEO formulates recommendations regarding our executive officers’ compensation (except for his own compensation) for the Compensation Committee using the factors mentioned above and his performance evaluation. Our CEO does not use a specific formula.

Our CEO conducts this assessment with the assistance of our Chief People Officer. Our CEO then makes formal recommendations to the Compensation Committee, using data from compensation firms Mercer and Radford, regarding adjustments to base salary, annual cash incentive bonus opportunities and equity awards for his team. Our CEO also recommends performance measures and related target levels for annual cash incentive bonuses and equity awards for senior management.

The Compensation Committee solicits and reviews our CEO’s recommendations and proposals on compensation-related matters. They consider this recommendation, among other factors, as they make compensation decisions for our executive officers.

Role of Compensation Consultant. The Compensation Committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the administration of our executive compensation programs.

The Compensation Committee retained Mercer, Inc., (“Mercer”), a national compensation consulting firm providing executive compensation advisory services, to provide competitive market data and analysis regarding material elements of compensation, including base salary, cash incentives and equity incentives. Mercer served at the discretion of the Compensation Committee, and received $290,001 for these services. This expense was higher than typical due to one-time expenditures related to the company’s transformation and CEO transition. Mercer did not provide any other services to the Company in 2021.

With the approval of the Compensation Committee, Mercer provided our CEO and our Chief People Officer with market data regarding compensation for our executive officers so that our CEO’s compensation recommendations to the Compensation Committee are consistent with our compensation philosophy.

Competitive Positioning. The Compensation Committee believes it is in the best interests of our stockholders to ensure that our executive compensation is competitive with that of other companies of similar size and complexity. In late 2020, the Compensation Committee directed our Compensation Consultant to use data gathered from the 2020 Radford High-Technology Executive Compensation Survey and publicly-available information from the

COMPENSATION DISCUSSION AND ANALYSIS

following companies to identify and analyze the competitive market for 2021 executive compensation. The Compensation Committee selected the following companies as a compensation peer group in consultation with the Compensation Consultant:

Advanced Energy Industries, Inc.	MACOM Technology Solutions Holdings, Inc.
Alpha and Omega Semiconductor Limited	MaxLinear, Inc.
Cirrus Logic, Inc.	Monolithic Power Systems, Inc.
CMC Materials, Inc.	National Instruments Corporation
Cree, Inc.	Power Integrations, Inc.
Diodes Incorporated	Semtech Corporation
Knowles Corporation	Synaptics Incorporated
Lattice Semiconductor Corporation	Ultra Clean Holdings, Inc.
Universal Display Corporation

Compensation Elements

The primary components of our executive compensation program are base salary, annual cash incentive bonus and equity awards. The Compensation Committee uses its discretion and does not use a prescribed formula for allocating compensation between annual and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Base Salary. The 2021 base salaries are set forth in the following table:

Named Executive Officer	2020 Base Salary ($)	Percentage Increase	2021 Base Salary ($)

G. Tyson Tuttle	671,739	0%	671,739
R. Matthew Johnson	390,000	9%	425,000	(1)
John Hollister	408,720	0%	408,720
Brandon Tolany	401,700	0%	401,700
Sandeep Kumar	367,608	0%	367,608

(1)

Mr. Johnson was promoted to President on April 22, 2021 and received a 9% salary increase in connection with the promotion. On January 2, 2022, he was promoted to President and Chief Executive Officer (“CEO”) in connection with Mr. Tuttle’s retirement on January 1, 2022.

Annual Cash Incentive Bonus. Each year, the Compensation Committee adopts a bonus plan (the “Bonus Plan”) to reward exceptional performance and align the incentives of our Named Executive Officers with our short-term operating plan and long-term strategic objectives and the interests of our stockholders. The Compensation Committee approves the design, structure, and performance objectives, as well as each objective’s relative weighting, under the Bonus Plan. The Compensation Committee designs the Bonus Plan to pay each Named Executive Officer up to 150% of his target annual cash incentive bonus opportunity for outstanding performance. Consistent with our “pay-for-performance” philosophy, however, no payment is guaranteed if the minimum established performance objectives under the Bonus Plan are not achieved.

For 2021, consistent with our business strategy, the Compensation Committee established adjusted revenue and adjusted non-GAAP operating income as a percentage of adjusted revenue as the principal corporate financial metrics. For this purpose, “adjusted revenue” and “adjusted non-GAAP operating income” mean revenue and operating income as determined under generally accepted accounting principles modified for stock compensation expense, intangible asset amortization, acquisition-related items and restructuring charges. These adjusted measures more clearly highlight the results of core ongoing operations. For purposes of cash incentive bonuses,

COMPENSATION DISCUSSION AND ANALYSIS

the Compensation Committee reserves the authority to determine whether to exclude any item when making adjustments from the corresponding GAAP metric.

For 2021, the Compensation Committee also added diversity, equity and inclusion, or DEI, metrics as a component of bonus compensation.

For each of the applicable bonus metrics, the percentage payout was determined using a sliding scale based on actual performance, with no minimum payout and a maximum payout of 150% of the executive’s target annual cash incentive bonus opportunity for above-target performance. The financial components of the plan allowed for 100% payout at 100% of plan target. For the adjusted revenue component, there was a decreasing scale to 10% at 90% of plan target, no payment below 90% of target and a maximum payout of 150% at 110% of target. For the adjusted non-GAAP operating income components, there was a decreasing scale to 10% at 80% of plan target, no payment below 80% of target and a maximum payout of 150% at 120% of target. The DEI components of the plan allowed for 100% payout at 90% of plan target. For the DEI component, there was a decreasing scale to 90% at 80% of plan target, no payment below 80% of target and a maximum payout of 150% at 100% of plan target.

Following the Infrastructure & Automotive (“I&A”) business divestiture, target metrics for both adjusted revenue and adjusted non-GAAP operating income as a percentage of revenue were revised by the Compensation Committee to exclude the I&A business revenue for the second half of 2021 and decrease the target adjusted non-GAAP operating income as a percentage of revenue to 5% for the second half of 2021 (resulting in a blended target of 12.5% for the full year).

Our Board of Directors and the Compensation Committee may exercise discretion either to make payments absent attainment of the relevant performance metric target levels or to reduce or increase the size of any award payment. Neither the Board of Directors nor the Compensation Committee exercised such discretion in 2021.

For 2021, the target annual cash incentive bonus opportunities and the relative weighting of the metrics were as follows:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity (as a Percentage of Base Salary) (%)	Performance Metrics	Weighting %
G. Tyson Tuttle	130%	Adjusted Revenue	45%
		Adjusted Non-GAAP Operating Income %	45%
		DEI	10%
R. Matthew Johnson	Q1 80% Q2-Q4 100%	Adjusted Revenue	45%
		Adjusted Non-GAAP Operating Income %	45%
		DEI	10%
John Hollister	100%	Adjusted Revenue	45%
		Adjusted Non-GAAP Operating Income %	45%
		DEI	10%
Brandon Tolany	100%	Adjusted Revenue	45%
		Adjusted Non-GAAP Operating Income %	45%
		DEI	10%
Sandeep Kumar	75%	Adjusted Revenue	45%
		Adjusted Non-GAAP Operating Income %	45%
		DEI	10%

COMPENSATION DISCUSSION AND ANALYSIS

For all of our Named Executive Officers, the adjusted revenue component of bonus paid out at 150% of component target, the adjusted non-GAAP operating income component paid out at 150% of component target, and the DEI component paid out at 100% of component target. This resulted in a total payout of 145% of target bonus for the year for each Named Executive Officer.

Appendix I provides a reconciliation of GAAP and non-GAAP executive compensation financial measures and shows the corporate financial metric targets and actual performance against those targets for 2021.

The resulting payments to the Named Executive Officers were as follows:

Named Executive Officer	Target Bonus as a Percent of Base Salary (%)	Actual Bonus as a Percent of Base Salary (%)

G. Tyson Tuttle	130%	188%

R. Matthew Johnson(1)	80%/100%	133%

John Hollister	100%	145%

Brandon Tolany	100%	145%

Sandeep Kumar	75%	109%

(1)	Mr. Johnson received a bonus target increase from 80% to 100% in connection with his promotion to President on April 22, 2021.

The cash incentive bonuses paid to the Named Executive Officers during 2021 are set forth in the Summary Compensation Table below under the heading “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Equity Awards. The Compensation Committee uses long-term incentive compensation, typically in the form of equity awards, to retain our Named Executive Officers, to align their interests with the interests of our stockholders and to provide incentives that we believe encourage behaviors that will maximize stockholder value. For 2021, the Compensation Committee used a mix of PSUs and RSUs.

PSU Awards in 2021

In 2021, we replaced our performance-based MSU program with a performance-based PSU program that we believe is more appropriate during the period of our company transformation and transition to a new business model. The PSU program measures performance achievement against our multi-year growth targets and financial plan.

For each PSU award, a payment in shares of our common stock relative to the target number of units may be earned upon the Company achieving a 3-year revenue compound annual growth rate (CAGR) weighted at 50%, year-2 non-GAAP operating income margin, weighted at 25%, and year-3 non-GAAP operating income margin, also weighted at 25%. Award payments may range from 0% up to 200% of the target number of units and are scaled linearly against a base revenue or non-GAAP operating income margin percentage for each measurement.

COMPENSATION DISCUSSION AND ANALYSIS

The PSU Awards will be earned based upon the level of achievement of the following performance criteria:

Grant Date	Performance Period	Measurement	Weight	Threshold	Target	Maximum
May 15, 2021 June 3, 2021	3-Year through the end of Fiscal Year 2023	3-Year Revenue CAGR Fiscal 2022 Non-GAAP Operating Income Fiscal 2023 Non-GAAP Operating Income	50% 25% 25%	>10% >7.15% >10.1%	20% 8.4% 11.8%	30% 9.65% 13.5%
December 22, 2021	3-Year through the end of Fiscal Year 2024	3-Year Revenue CAGR Fiscal 2023 Non-GAAP Operating Income Fiscal 2024 Non-GAAP Operating Income	50% 25% 25%	>10% >14% >17.65%	20% 15.8% 19.5%	30% 17.6% 21.35%

MSU Awards in 2019 and 2020

In 2019 and 2020, we granted MSU awards that compare our TSR against the TSRs of a group of benchmark companies that included the publicly traded companies in the XSOX and our named peer group of companies for the applicable year in which the MSU awards were granted. For each of these MSU awards, a payment in shares of our common stock relative to the target number of units may be earned if our relative TSR percentile rank over a performance measurement period of three years equals or exceeds the 50th percentile. Our relative TSR percentile rank is determined by ranking the group of benchmark companies (including us) from the highest to the lowest according to their respective TSR for the performance period, then calculating the TSR percentile ranking of us relative to other companies in the group of benchmark companies. If our relative TSR percentile rank is less than the 25th percentile, no payout is earned. If our relative TSR percentile rank, is greater than the 25th percentile, award payments may range from 50% up to 200% of target scaled to the relative TSR percentile rank, as shown in below.

SLAB TSR% minus Index TSR%	Payout % of Target MSUs	Comment

100+	200.0%	To earn the maximum award, SLAB Relative TSR Percentile must be 100%

90	180%

80	160%

70	140%

60	120%

50	100%	If SLAB Relative TSR Percentile is 50%, MSUs are earned at 100% of Target

40	80%

30	60%

25	50%

Less than 25	0%	If SLAB Relative TSR Percentile is less than 25%, no MSUs are earned

For the MSU awards granted in 2019, the SLAB TSR achieved was 148.6% but the relative TSR percentile rank was less than the 25th percentile and therefore, no payout was earned.

RSU Awards in 2021

The RSU awards granted in 2021 provide a retention incentive and align the interests of our executive officers with those of our stockholders. These RSUs generally vest in three annual installments on each anniversary of the date of grant.

COMPENSATION DISCUSSION AND ANALYSIS

The Named Executive Officers were granted the following PSU and RSU awards during 2021:

	PSU Awards		RSU Awards
Named Executive Officer	Target Number of Shares (#)	Grant Date Fair Value ($)	Number of Shares (#)	Grant Date Fair Value ($)

G. Tyson Tuttle	18,258	2,287,362	18,258	2,287,362

R. Matthew Johnson	37,478	6,636,349	8,778	1,099,708

John Hollister	10,357	1,325,059	6,671	835,743

Brandon Tolany	8,953	1,149,166	5,267	659,850

Sandeep Kumar	11,585	1,506,430	4,214	527,930

CEO Pay Ratio

The CEO Pay Ratio analysis is a required disclosure enacted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

A reasonable estimate was prepared of the ratio of our CEO’s annual total compensation for fiscal year 2021 to the annual total compensation of our median employee for the same period. The 2021 calculation of all employees’ compensation was determined in the same manner as the “Total Compensation” shown for our CEO in the “Summary Compensation Table” with some adjustments necessary to report all amounts in US currency.

Pay elements included in the annual total compensation for our median employee may include all or some of the following:

•	Base salary including 13th month payments

•	Bonus, including quarterly profit sharing, annual MBO, recruiting referral bonuses, and ad-hoc bonuses earned via outstanding performance or for international travel

•	Sales commissions

•	Benefits, as provided to eligible roles in certain markets such as Company-paid life insurance premiums, car allowances or reimbursement for Company-paid executive physicals

•	Long term incentives including RSUs and Restricted Cash Awards (“RCAs”) as provided to eligible roles in certain markets

Our calculations were prepared based on our median employee as of December 31, 2021.

We determined the compensation of our median employee by calculating the total annual compensation using the applicable components above.

The total annual compensation for our CEO as represented in the Summary Compensation Table was $17,016,409 and our median employee was $139,332. The resulting ratio is 122.1(1) to 1.

(1)

The significant increase in the ratio for 2021 reflects the 2021 compensation paid to Mr. Tuttle, his projected separation payments under the CEO Transition Agreement, as well as the incremental fair value of Mr. Tuttle’s equity awards (see amounts reported in the Summary Compensation Table under the column entitled “Stock Awards”) resulting from the modification on July 27, 2021 in accordance with the terms of his CEO Transition Agreement, pursuant to which Mr. Tuttle shall continue to earn and vest in all such awards in accordance with the applicable terms under which they were granted for so long as Mr. Tuttle remains a member of the Company’s Technical Advisory Board.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Arrangements Upon Termination of Employment or a Change in Control

The equity awards granted to our Named Executive Officers under the Company’s 2009 Stock Incentive Plan, as amended and restated on April 22, 2021, and the CEO Severance Agreement and the Executive Severance Agreements approved by the Board in May 2021 provide for the following potential payments and benefits upon a Change in Control Termination (as defined in the agreements): (a) 100% of annual base salary (200% in the case of the CEO), (b) 100% of target variable compensation for a full fiscal year (200% in the case of the CEO), (c) any actual earned bonus, commission or other short term cash incentive compensation for the fiscal year preceding the Change in Control Termination to the extent such amount has not already been paid, (d) a pro-rated portion of target variable compensation for the full fiscal year in which the Change in Control Termination occurs, (e) stock options, restricted stock, and restricted stock units shall become fully vested, (f) market stock units and performance stock units shall be vested at the greater of actual performance or 100% of the target value, and (g) a lump sum equal to the pre-tax cost of 12 months of continued COBRA coverage (24 months in the case of the CEO). In addition, the Executive Severance Agreements provide certain specified severance benefits to the Named Executive Officers upon a Non-CIC Termination (as defined in the agreements). The terms and conditions of these change in control provisions are provided at a level that the Compensation Committee believes to be comparable to those of companies of similar size in our industry sector. Detailed information concerning the CEO Severance Agreement and the Executive Severance Agreements and the treatment of equity awards under the Company’s 2009 Stock Incentive Plan in the event of a change in control, including the events that trigger benefits and the severance benefits provided upon the occurrence of such events, is discussed below under the heading “Potential Payments Upon Termination or Change in Control.” We have provided for this treatment based on our belief that such treatment ensures that the executive officers remain focused on their responsibilities in the event of a potential transaction that will result in a significant benefit to our stockholders.

Welfare, Retirement, and Other Benefits

Welfare Benefits. The Company maintains an array of benefit programs to meet the health care and welfare needs of our employees including medical healthcare and prescription drug coverage, dental and vision programs, medical and dependent care flexible spending accounts, short-term disability insurance, long-term disability insurance, accidental death and dismemberment insurance, and group life insurance, as well as customary vacation, paid holiday, leave of absence and other similar policies. Our executive officers, including the Named Executive Officers, participate in these benefit programs on the same general terms as all of our salaried employees.

Retirement Benefits. The Company has established a tax-qualified Section 401(k) retirement savings plan for our employees. Our executive officers, including the Named Executive Officers, are eligible to participate in this plan on the same general terms available to all of our full-time employees. Currently, plan participants are provided with matching contributions that are subject to time-based vesting conditions. It is intended that this plan qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan. Our executive officers, including the Named Executive Officers, do not receive any retirement benefits beyond those generally available to our full-time employees.

Perquisites and Other Personal Benefits. In addition to the general welfare benefits described above, the Compensation Committee has determined that we provide our executive officers, including the Named Executive Officers, with an annual physical examination beyond the benefit provided under our standard health care plans.

The Compensation Committee does not view perquisites or other personal benefits as a significant component of our executive compensation program and, except as described in the preceding paragraph, did not provide any perquisites or other personal benefits to our executive officers during 2021.

COMPENSATION DISCUSSION AND ANALYSIS

Income Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017 (the TCJA), effective for taxable years beginning on or after January 1, 2018, generally disallows a deduction for federal income tax purposes to any publicly traded corporation of remuneration in excess of $1 million paid in any taxable year to its covered employees, consisting of the principal executive officer, principal financial officer and the three other most highly-compensated executive officers for the taxable year. Further, any executive officer who was a covered employee for any taxable year beginning after December 31, 2016 will continue to be treated as a covered employee in all future years. Prior to the amendment, qualifying “performance-based compensation” was not subject to the deduction limitation if specified requirements were met. Under the TCJA, the performance-based compensation exception has been repealed. The prior Section 162(m) provisions will, however, continue to apply to remuneration paid pursuant to binding written contracts in effect on November 2, 2017 and that are not materially modified after that date.

The Compensation Committee believes that its primary responsibility is to provide a compensation program to meet our stated business objectives, and accordingly the Company reserves the right to pay compensation that is not tax-deductible if it determines that such a payment is in the best interests of the Company and our stockholders.

Accounting Treatment of Executive Compensation. The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) in accounting for our stock-based awards. ASC Topic 718 requires companies to measure the compensation cost for all stock-based options and awards to employees (including our executive officers) and directors based on the “fair value” on the date of grant. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the fair value of their stock-based options and awards in their income statements over the period that an executive officer is required to render service in exchange for his or her grant.

Compensation Committee Report on Executive Compensation

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis within the Executive Compensation section of this Proxy Statement with the management of the Company. Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align Silicon Labs’ performance and the interests of its stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term. Accordingly, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included as part of this Proxy filing.

Submitted by the Compensation Committee of the Board of Directors:

Gregg Lowe (Chairman)

William G. Bock

Christy Wyatt

COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation

The following table provides compensation information for our Named Executive Officers for fiscal 2021.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

G. Tyson Tuttle President, Chief Executive Officer and Director	2021	671,739		1,000	14,964,504	(5)	—	1,266,228	112,938	17,016,409
	2020	671,739		—	4,774,796		—	747,424	10,765	6,204,724
	2019	652,174		—	4,792,724		—	527,899	6,698	5,979,495

R. Matthew Johnson President	2021	416,000	(6)	1,000	7,736,057		—	567,319	10,212	8,730,589
	2020	390,000		—	1,744,772		—	267,041	6,699	2,408,512
	2019	375,000		—	1,311,731		—	240,848	11,587	1,939,166

John Hollister Senior Vice President and Chief Financial Officer	2021	408,720		1,000	2,160,802		—	592,644	12,934	3,176,100
	2020	408,720		—	1,744,772		—	349,823	10,592	2,513,907
	2019	393,000		—	1,917,158		—	244,701	6,698	2,561,557

Brandon Tolany Senior Vice President of Worldwide Sales	2021	401,700		1,000	1,809,016		—	582,465	6,460	2,800,641
	2020	401,700		—	1,377,321		—	343,815	6,699	2,129,535

	2019	390,000		—	1,513,483		—	318,582	11,117	2,233,182

Sandeep Kumar Senior Vice President of Worldwide Operations	2021	367,608		1,000	2,034,360		—	399,774	13,729	2,816,471
	2020	367,608		—	1,101,940		—	235,977	7,399	1,712,924

	2019	360,400		—	1,311,731		—	163,707	14,694	1,850,532

(1)	Represents holiday bonus provided to all employees.
(2)

Amounts shown do not reflect compensation actually received by the Named Executive Officer but represent the grant date fair value as determined pursuant to ASC Topic 718 (disregarding any estimate of forfeitures). The assumptions underlying the calculation under ASC Topic 718 are discussed under Note 16, Stock-Based Compensation, in our Form 10-K for the fiscal year ended January 1, 2022.

(3)

Represents amounts earned under the 2021 Bonus Plan for services rendered in fiscal 2021, the 2020 Bonus Plan for services rendered in fiscal 2020, and the 2019 Bonus Plan for services rendered in fiscal 2019.

(4)

Consists of Company-paid life insurance premiums, gross-up related to long term disability premiums, international travel bonuses, executive physicals, employer matching contributions into the Company’s 401(k) Plan, vacation accrual payout, and an Eat Local bonus, a company sponsored COVID-19 community initiative, unless noted otherwise.

(5)

Amount reflects (a) for stock awards granted to Mr. Tuttle on May 15, 2021, both the grant date fair value of the original awards plus the incremental fair value of the awards resulting from their modification on July 27, 2021 in accordance with the terms of his CEO Transition Agreement in connection with his retirement as CEO of the Company effective January 1, 2022 to provide for their continued vesting in accordance with their terms following his retirement for so long as Mr. Tuttle remains a member of the Company’s Technical Advisory Board and (b) for stock awards granted to Mr. Tuttle in prior years, the incremental fair value of such awards resulting from their modification on July 27, 2021 to provide for the same continued vesting terms. Incremental fair value is determined by Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). Although the incremental fair value of these modifications is required to be reported in this table, these modifications do not represent the grant of additional stock awards to Mr. Tuttle. For additional information, see footnotes 6-8 to the Grants of Plan-Based Awards Table below.

(6)	Amount shown reflects the two different base salary rates paid to Mr. Johnson in fiscal 2021 due to his promotion to President in April 2021.

COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The following table contains information concerning all equity and non-equity plan-based awards granted during fiscal 2021 to our Named Executive Officers. All equity plan-based awards were granted under our 2009 Stock Incentive Plan, as amended and restated on April 22, 2021, and all non-equity plan-based awards were granted under our 2021 Bonus Plan.

Grants of Plan-based Awards Table for Fiscal 2021

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) ($)				Estimated Future Payouts Under Equity Incentive Plan Awards (2) (#)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Names	Grant Date		Thres- hold		Target	Maximum	Thres- hold	Target	Maximum	Units(3) (#)	Options (#)	Awards ($/Sh)	Awards(4) ($)

G. Tyson Tuttle	5/15/2021		122,257		873,261	1,309,891	—	—	—	—	—	—	—

	5/15/2021		—		—	—	1	18,258	36,516	—	—	—	2,287,362

	5/15/2021		—		—	—	—	—	—	18,258	—	—	2,287,362

	7/27/2021	(6)	—		—	—	1	18,258	36,516	—	—	—	2,520,334

	7/27/2021	(6)	—		—	—	—	—	—	18,258	—	—	2,520,334

	7/27/2021	(7)	—		—	—	13,945	27,889	55,778	—	—	—	140,839

	7/27/2021	(7)	—		—	—	—	—	—	9,297	—	—	1,283,358

	7/27/2021	(8)	—		—	—	11,591	23,182	46,364	—	—	—	1,791,505

	7/27/2021	(8)	—		—	—	—	—	—	15,455	—	—	2,133,408

R. Matthew Johnson	—		54,600	(5)	312,000	468,000	—	—	—	—	—	—	—

	5/15/2021		59,500	(5)	425,000	637,500	—	—	—	—	—	—	—

	5/15/2021		—		—	—	1	8,778	17,556	—	—	—	1,099,708

	5/15/2021		—		—	—	—	—	—	8,778	—	—	1,099,708

	6/03/2021		—		—	—	1	3,686	7,372	—	—	—	489,316

	12/22/2021		—		—	—	1	25,014	50,028	—	—	—	5,047,325

John Hollister	5/15/2021		57,221		408,720	613,080	—	—	—	—	—	—	—

	5/15/2021		—		—	—	1	6,671	13,342	—	—	—	835,743

	5/15/2021		—		—	—	—	—	—	6,671	—	—	835,743

	6/03/2021		—		—	—	1	3,686	7,372	—	—	—	489,316

Brandon Tolany	5/15/2021		56,238		401,700	602,550	—	—	—	—	—	—	—

	5/15/2021		—		—	—	1	5,267	10,534	—	—	—	659,850

	5/15/2021		—		—	—	—	—	—	5,267	—	—	659,850

	6/03/2021		—		—	—	1	3,686	7,372	—	—	—	489,316

Sandeep Kumar	5/15/2021		38,599		275,706	413,559	—	—	—	—	—	—	—

	5/15/2021		—		—	—	1	4,214	8,428	—	—	—	527,930

	5/15/2021		—		—	—	—	—	—	4,214	—	—	527,930

	6/03/2021		—		—	—	1	7,371	14,742	—	—	—	978,500

COMPENSATION DISCUSSION AND ANALYSIS

(1)

Amounts shown represent amounts that were available under the 2021 Bonus Plan. Actual bonuses received under the 2021 Bonus Plan by the executive officers are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Represents PSUs.
(3)	Represents RSUs.
(4)

Includes grant date fair value of equity awards. A discussion of the assumptions underlying the calculation under ASC Topic 718 is found under Note 16, Stock-Based Compensation in our Form 10-K for the fiscal year ended January 1, 2022.

(5)

Mr. Johnson received a salary increase in April 2021 in connection with his promotion to President which increased his bonus target from 80% to 100%. Both the prior and the current bonus thresholds, targets, and maximums are shown.

(6)

Represents the incremental fair value of 18,258 outstanding unvested PSUs and 18,258 outstanding unvested RSUs, which were granted to Mr. Tuttle on May 15, 2021 and all of which were modified on July 27, 2021 in accordance with the terms of the CEO Transition Agreement. The grant date shown is the modification date of these awards and does not reflect a new grant. The grant date fair value shown is the incremental fair value of these awards as of the modification date in accordance with ASC Topic 718. A discussion of the assumptions underlying the calculation under ASC Topic 718 is found under Note 16, Stock-Based Compensation in our Form 10-K for the fiscal year ended January 1, 2022.

(7)

Represents the incremental fair value of 27,889 outstanding unvested MSUs and 9,297 outstanding unvested RSUs, which were granted to Mr. Tuttle on February 22, 2019 and all of which were modified on July 27, 2021 in accordance with the terms of the CEO Transition Agreement. The grant date shown is the modification date of these awards and does not reflect a new grant. The grant date fair value shown is the incremental fair value of these awards as of the modification date in accordance with ASC Topic 718. A discussion of the assumptions underlying the calculation under ASC Topic 718 is found under Note 16, Stock-Based Compensation in our Form 10-K for the fiscal year ended January 1, 2022.

(8)

Represents the incremental fair value of 23,182 outstanding unvested MSUs and 15,455 outstanding unvested RSUs, which were granted to Mr. Tuttle on February 15, 2020 and all of which were modified on July 27, 2021 in accordance with the terms of the CEO Transition Agreement. The grant date shown is the modification date of these awards and does not reflect a new grant. The grant date fair value shown is the incremental fair value of these awards as of the modification date in accordance with ASC Topic 718. A discussion of the assumptions underlying the calculation under ASC Topic 718 is found under Note 16, Stock-Based Compensation in our Form 10-K for the fiscal year ended January 1, 2022.

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End

The following table shows all holdings of unexercised stock options and unvested RSU, MSU and PSU awards for each of our Named Executive Officers as of January 1, 2022.

Outstanding Equity Awards at Fiscal 2021 Year-End Table

		Option Awards					Stock Awards

										Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable		Unexercisable

G. Tyson Tuttle	2/15/2016	100,000	(1)	—	37.88	2/15/2026	—		—	—		—

	2/22/2019	—		—	—	—	9,297	(2)	1,919,087	—		—

	2/22/2019	—		—	—	—	—		—	27,889	(3)	5,756,847

	2/15/2020	—		—	—	—	15,455	(4)	3,190,221	—		—

	2/15/2020	—		—	—	—	—		—	23,182	(5)	4,785,228

	5/15/2021	—		—	—	—	18,258	(6)	3,768,816	—		—

	5/15/2021	—		—	—	—	—		—	18,258	(7)	3,768,816

R. Matthew Johnson	2/22/2019	—		—	—	—	2,545	(2)	525,339	—		—

	2/22/2019	—		—	—	—	—		—	7,633	(3)	1,575,604

	2/15/2020	—		—	—	—	5,648	(4)	1,165,860	—		—

	2/15/2020	—		—	—	—	—		—	8,471	(5)	1,748,584

	5/15/2021	—		—	—	—	8,778	(6)	1,811,955	—		—

	5/15/2021	—		—	—	—	—		—	8,778	(7)	1,811,955

	6/03/2021	—		—	—	—	—		—	3,686	(8)	760,864

	12/22/2021	—		—	—	—	—		—	25,014	(9)	5,163,390

John Hollister	2/22/2019	—		—	—	—	3,719	(2)	767,676	—		—

	2/22/2019	—		—	—	—	—		—	11,156	(3)	2,302,822

	2/15/2020	—		—	—	—	5,648	(4)	1,165,860	—		—

	2/15/2020	—		—	—	—	—		—	8,471	(5)	1,748,584

	5/15/2021	—		—	—	—	6,671	(6)	1,377,028	—		—

	5/15/2021	—		—	—	—	—		—	6,671	(7)	1,377,028

	6/03/2021	—		—	—	—	—		—	3,686	(8)	760,864
Brandon Tolany	1/28/2016	18,270	(10)	—	43.82	1/28/2026	—		—	—		—

	2/22/2019	—		—	—	—	2,936	(2)	606,049	—		—

	2/22/2019	—		—	—	—	—		—	8,807	(3)	1,817,941

	2/15/2020	—		—	—	—	4,458	(4)	920,220	—		—

	2/15/2020	—		—	—	—	—		—	6,687	(5)	1,380,331

	5/15/2021	—		—	—	—	5,267	(6)	1,087,214	—		—

	5/15/2021	—		—	—	—	—		—	5,267	(7)	1,087,214

	6/03/2021	—		—	—	—	—		—	3,686	(8)	760,864

COMPENSATION DISCUSSION AND ANALYSIS

		Option Awards				Stock Awards

									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable

Sandeep Kumar	2/22/2019	—	—	—	—	2,545	(2)	525,339	—		—

	2/22/2019	—	—	—	—	—		—	7,633	(3)	1,575,604

	2/15/2020	—	—	—	—	3,567	(4)	736,300	—		—

	2/15/2020	—	—	—	—	—		—	5,350	(5)	1,104,347

	5/15/2021	—	—	—	—	4,214	(6)	869,854	—		—

	5/15/2021	—	—	—	—	—		—	4,214	(7)	869,854

	6/03/2021	—	—	—	—	—		—	7,371	(8)	1,521,522

(1)	Represents 100,000 Non-qualified stock options granted on February 15, 2016, the options associated with this grant were fully vested as of February 15, 2020.
(2)	Assuming continued service, the Vesting Date is February 15, 2022.
(3)

Represents MSUs granted on February 22, 2019 and vesting on January 31, 2022. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

(4)	Assuming continued service, the RSUs shall vest one-half on each of February 15, 2022 and February 15, 2023, respectively.
(5)

Represents MSUs granted on February 15, 2020 and vesting on January 31, 2023. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

(6)	Assuming continued service, the RSUs shall vest one-third on each of May 15, 2022, May 15, 2023 and May 15, 2024, respectively.
(7)	Represents PSUs granted on May 15, 2021 and vesting on May 15, 2024. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.
(8)	Represents PSUs granted on June 03, 2021 and vesting on May 15, 2024. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.
(9)

Represents PSUs granted on December 22, 2021 and vesting on February 15, 2025. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

(10)	Represents 18,270 Non-qualified stock options outstanding of the 72,940 options granted on January 28, 2016, the options associated with this grant were fully vested as of January 28, 2020.

Option Exercises and Stock Vested Table

The following table shows gains realized from the exercise of stock options and shares acquired upon the vesting of stock awards with respect to our Named Executive Officers during fiscal 2021.

Option Exercises and Stock Vested Table During Fiscal 2021

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

G. Tyson Tuttle	—	—	37,130	5,605,781

R. Matthew Johnson	—	—	13,329	2,091,434

John Hollister	—	—	14,030	2,118,888

Brandon Tolany	9,100	986,369	11,583	1,747,868

Sandeep Kumar	—	—	9,461	1,428,329

COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments Upon Termination or Change in Control

Consistent with practices within our industry, we also provide certain post-employment termination benefits. We have implemented these programs in order to ensure we are able to continue to attract and retain top talent as well as ensure that during the uncertainty associated with a potential change in control or succession plan, the executives remain focused on their responsibilities and ensure a maximum return for our stockholders.

Executive Agreements. We have entered into a CEO Severance Agreement with Mr. Tuttle, a CEO Severance Agreement with Mr. Johnson and Executive Severance Agreements with Messrs. Hollister, Tolany, and Kumar. These agreements replace the CEO Change in Control Agreement and Change in Control Agreements previously entered into with such individuals. Except with respect to Mr. Tuttle, the agreements provide for the following potential payments and benefits upon a Change in Control Termination (as defined in the agreements): (a) 100% of annual base salary (200% in the case of the CEO), (b) 100% of target variable compensation for a full fiscal year (200% in the case of the CEO), (c) any actual earned bonus, commission or other short term cash incentive compensation for the fiscal year preceding the Change in Control Termination to the extent such amount has not already been paid (d) a pro-rated portion of target variable compensation for the full fiscal year in which the Change in Control Termination occurs, (e) stock options, restricted stock, and restricted stock units shall become fully vested, (f) market stock units and performance stock units shall be vested at the greater of actual performance or 100% of the target value and (g) a lump sum equal to the pre-tax cost of 12 months of continued COBRA coverage (24 months in the case of the CEO). Change in Control Termination occurs if the executive officer is demoted, relocated, or terminated other than for misconduct within the period beginning upon the earlier of our execution of a definitive agreement that results in a change in control or 90 days prior to a change in control and ending 18 months following the change in control transaction.

The agreements also provide for the following potential payments and benefits upon a Non-CIC Termination (as defined in the agreements): (a) 100% of annual base salary, (b) 100% of target variable compensation for a full fiscal year, (c) any actual earned bonus, commission or other short term cash incentive compensation for the fiscal year preceding the Non-CIC Termination to the extent such amount has not already been paid, (d) a pro-rated portion of actual earned bonus for the full fiscal year in which the Non-CIC Termination occurs, (e) restricted stock units that would have vested within 12 months following such termination shall become fully vested, and (f) a lump sum equal to the pre-tax cost of 12 months of continued COBRA coverage.

On July 27, 2021, Mr. Tuttle and the Company entered into a CEO Transition Agreement which replaced his CEO Severance Agreement. Pursuant to the CEO Transition Agreement, Mr. Tuttle served as the Company’s CEO until January 1, 2022 (the “Separation Date”) and is entitled to receive a lump sum payment of (a) 100% of annual base salary, (b) 100% of target variable compensation for a full fiscal year, (c) any actual earned bonus for the 2021 fiscal year, and (d) a lump sum equal to the pre-tax cost of 12 months of continued COBRA coverage. Thereafter, as an advisor on the Company’s Technical Advisory Board, Mr. Tuttle will: (i) receive credit for continued service for purposes of his outstanding equity awards, (ii) be eligible to receive equity awards (members have received annual grants of restricted stock units with a grant date value of $50,000 which vest over two years) and (iii) receive an annual cash retainer of $5,000.

Equity Compensation. At our 2009 annual stockholders’ meeting, our stockholders approved the 2009 Stock Incentive Plan (the “2009 Plan”) and the 2009 Plan became effective immediately. On April 15, 2014, our stockholders approved amendments of the 2009 Plan. The amendments updated the 2009 Plan to comply with changes in local laws, authorized additional shares of common stock for future issuance, improved the Company’s corporate governance and implemented other best practices. The 2009 Plan governs the equity awards granted to our Named Executive Officers and other participants.

COMPENSATION DISCUSSION AND ANALYSIS

The Plan includes the following general change in control provisions, which may result in the accelerated vesting of outstanding stock options and stock awards:

•

Automatic Acceleration of Awards if not Assumed: In the event that we experience a change in control, the vesting of outstanding equity awards will automatically fully accelerate and any transfer restrictions or repurchase rights will lapse, unless the awards are assumed or replaced by the successor company or otherwise continued in effect.

•

Discretionary Acceleration of Awards: Our Compensation Committee, as plan administrator of the Plans, has the authority to accelerate the vesting of all outstanding equity awards at any time, including in the event of a change in control of the Company, by means of a “hostile take-over” or otherwise, whether or not those awards are assumed or replaced or otherwise continued in effect.

•

Acceleration Upon Termination After a Change in Control: During a change in control, our Compensation Committee may provide for the acceleration of vesting if a participant (including a Named Executive Officer) is involuntarily terminated within a period of 18 months following a change in control. Pursuant to this authority, the terms of the stock options and stock awards granted to the Named Executive Officers and other participants under the Plans provide for such acceleration in vesting in the event of involuntary termination within 18 months following a change in control. Involuntary Termination includes termination by the successor company for reasons other than misconduct or resignation by the individual following a material reduction in duties, a material reduction in compensation, or involuntary relocation.

The following table depicts potential compensation arrangements with our NEOs as a result of a change in control that subsequently results in involuntary termination. Such termination is assumed to occur on January 1, 2022, the last business day of our fiscal 2021.

Name	Severance Payment ($)	Target Bonus Payment ($)	Intrinsic Value of Accelerated Equity(1) ($)	COBRA Payment ($)	Total ($)

G. Tyson Tuttle(2)	—	—	—	—	—

R. Matthew Johnson	425,000	425,000	14,563,550	32,317	15,445,867

John Hollister	408,720	408,720	9,499,861	48,829	10,366,130

Brandon Tolany	401,700	401,700	7,659,833	36,455	8,499,688

Sandeep Kumar	367,608	275,706	7,202,819	36,032	7,882,165

(1)

Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2021, which was $206.42, less (if applicable) the option exercise price payable per share.

(2)

Mr. Tuttle, the Company’s former Chief Executive Officer, served as an executive officer of the company until January 1, 2022 and has continued to serve as an advisor on the Company’s Technical Advisory Board. Due to his retirement on January 1, 2022, a potential change in control termination is not applicable to Mr. Tuttle.

COMPENSATION DISCUSSION AND ANALYSIS

The following table depicts potential compensation arrangements with our NEOs as a result of a termination in employment that is not covered by change in control. Such termination is assumed to occur on January 1, 2022, the last business day of our fiscal 2021.

Name	Severance Payment ($)	Target Bonus Payment ($)	Pro-rata Current Year Bonus Payment (1) ($)	Intrinsic Value of Accelerated Equity (2) ($)	COBRA Payment ($)	Total ($)

G. Tyson Tuttle(3)	671,739	873,261	—	—	48,714	1,593,714

R. Matthew Johnson	425,000	425,000	567,319	1,712,254	32,317	3,161,890

John Hollister	408,720	408,720	592,644	1,809,478	48,829	3,268,391

Brandon Tolany	401,700	401,700	582,465	1,428,426	36,455	2,850,746

Sandeep Kumar	367,608	275,706	399,774	1,183,199	36,032	2,262,319

(1)	Pro-rata current year bonus payment calculation based upon 2021 full fiscal year as all Named Executive Officers worked through the end of the fiscal year.
(2)

Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2021, which was $206.42, less (if applicable) the option exercise price payable per share.

(3)

Amounts disclosed for Mr. Tuttle reflect separation payments to him in accordance with the CEO Transition agreement entered into on July 27, 2021, and due to his retirement on January 1, 2022. The CEO Transition agreement also provides for the continued vesting of Mr. Tuttle’s outstanding unvested equity awards following his retirement, for as long as Mr. Tuttle remains a member of the Technical Advisory Board.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee currently serves as one of our officers or employees.

COMPENSATION DISCUSSION AND ANALYSIS

Equity Compensation Plan Information

The following table provides information on the Company’s shares of common stock as of January 1, 2022 that may be issued under existing equity compensation plans.

	A		B		C

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted Average Exercise Price of Outstanding Options ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (#)

Equity Compensation Plans Approved by Stockholders(1)	1,195,045	(2)	38.80	(3)	4,200,034	(4)

Equity Compensation Plans Not Approved by Stockholders	—		—		—

Total	1,195,045		38.80		4,200,034

(1)	Consists of our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan.
(2)

Includes 1,076,775 shares of common stock subject to full value awards that vest over the holders’ period of continued service and 118,270 shares of common stock issuable upon the exercise of stock options with a weighted average remaining term of 4.1 years. Excludes purchase rights accruing under our 2009 Employee Stock Purchase Plan. Under the 2009 Employee Stock Purchase Plan, each eligible employee may contribute up to 15% of his or her base salary to purchase shares of our common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of our common stock on the employee’s entry date into the offering period in which that semi-annual purchase date occurs and (ii) the closing selling price per share on the semi-annual purchase date.

(3)

Calculated without taking into account 1,076,775 shares of common stock subject to outstanding full value awards that will become issuable as those awards vest without any cash consideration for such shares, and excludes shares under the Employee Stock Purchase Plan

(4)

Consists of shares available for future issuance under our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan. As of January 1, 2022, an aggregate of 2,945,857 shares of our common stock were available for issuance in connection with future awards under our 2009 Stock Incentive Plan and 1,254,777 shares of our common stock were available for issuance under our 2009 Employee Stock Purchase Plan.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

No Incorporation by Reference of Certain Portions of this Proxy Statement

Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.

Delinquent Section 16(a) Reports

The members of our Board of Directors, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their fiscal 2021 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners.

Annual Report

A copy of the Annual Report for fiscal 2021 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

Form 10-K

We filed an Annual Report on Form 10-K with the SEC on February 2, 2022. Stockholders may obtain a copy of our Annual Report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701.

THE BOARD OF DIRECTORS OF SILICON LABORATORIES INC.

Dated: March 9, 2022

Appendix I: Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures

The non-GAAP financial measurements provided herein do not replace the presentation of Silicon Labs’ GAAP financial results. These non-GAAP measurements merely provide supplemental information to assist investors in analyzing Silicon Labs’ financial position and results of operations in connection with executive compensation; however, these measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies or non-GAAP measures used in other contexts by Silicon Labs. We are providing this information because it may enable investors to perform meaningful comparisons of operating results, and more clearly highlight the results of core ongoing operations in connection with executive compensation.

Unaudited Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures (In thousands)

Non-GAAP Income Statement Items	Year Ended January 1, 2022
	GAAP Measure	GAAP Percent of Revenue	Results of Discontinued Operation (Q2 YTD)	Stock Compensation Expense	Intangible Asset Amortization	Disposition Related Items	Termination Costs	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue

Revenues	$720,860	—	$205,712	—	—	—	—	$926,572	—	$796,346	—

Operating Income (Loss)	$(32,838)	(4.6)%	$74,795	$61,692	$44,870	$3,195	$1,565	$153,279	16.5%	$99,272	12.5%

SILICON LABS

The leading provider of silicon, software and solutions for a smarter, more connected world.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/SLAB • Cast your vote online P.O. BOX 8016, CARY, NC 27512-9903 • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-834-5878 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/SLAB Silicon Laboratories Inc. Annual Meeting of Stockholders For Stockholders of record as of February 25, 2022 TIME: Thursday, April 21, 2022 9:00 AM, Central Daylight Time PLACE: Annual Meeting to be held live via the Internet Please visit www.proxydocs.com/SLAB for more details This proxy is being solicited on behalf of the Board of Directors The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders (the “Annual Meeting”) of Silicon Laboratories Inc. (“Silicon Laboratories”) and the Proxy Statement and hereby appoints Navdeep S. Sooch and R. Matthew Johnson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, all of the shares of Silicon Laboratories that the undersigned is entitled to vote at the Annual Meeting to be held virtually at 9:00 AM, CDT on April 21, 2022, and any adjournment or postponement thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposal 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxydocs.com/SLAB PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Silicon Laboratories Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR the election of the director nominees in Proposal 1 and FOR Proposals 2 and 3. BOARD OF PROPOSALS DIRECTORS YOUR VOTE RECOMMENDS 1. Election of Class III Directors FOR AGAINST ABSTAIN 1.01 William G. Bock FOR #P2# #P2# #P2# 1.02 Sherri Luther FOR #P3# #P3# #P3# 1.03 Christy Wyatt FOR #P4# #P4# #P4# FOR AGAINST ABSTAIN 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting FOR firm for the fiscal year ending December 31, 2022. #P5# #P5# #P5# 3. To vote on an advisory (non-binding) resolution to approve executive compensation. FOR #P6# #P6# #P6# NOTE: In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting. You must register to attend the meeting online and/or participate at www.proxydocs.com/SLAB Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date